SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  June 5, 1996


                              HSBC AMERICAS, INC.
              (Exact name of registrant as specified in charter)


DELAWARE                      I-2940            22-1093160
(State or other juris-        (Commission       (IRS Employer
diction of incorporation)     File Number)      Identification No.)


ONE MARINE MIDLAND CENTER, BUFFALO, NEW YORK 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:  (716) 841-2424


                                Not Applicable
                        (Former name or former address,
                           if changed since report)





                                                                        2.


Item 5.  Other Events


   On January 1, 1996, the net assets of Oleifera Investments, Ltd. (OIL), an indirect wholly owned subsidiary of HSBC Holdings plc (HSBC), were transferred to HSBC Americas, Inc. (the Company) through a contribution of stock. Assets of OIL totaling $183 million at December 31, 1995 consisted primarily of commercial loans and other real estate.

   The transaction was accounted for as a transfer of assets between companies under common control, with the assets and liabilities of OIL combined with those of the Company at their historical carrying values. The Company's financial results included in the Supplemental Annual Report as an Exhibit reflect a restatement of prior periods to include the accounts and results of operations of OIL as though the transaction occurred as of the beginning of the earliest period presented. See Note
   1. to the supplemental financial statements.


Item 7.  Financial Statements and Exhibits

   c.  Exhibits

   (13)  Registrant's Supplemental Annual Report for year ending December 31,
          1995.


                                                                      3.


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    HSBC AMERICAS, INC.


                                    (REGISTRANT)

                                    /s/ Robert M. Butcher

                                    NAME:  ROBERT M. BUTCHER
                                    TITLE: EXECUTIVE VICE PRESIDENT &
                                           CHIEF FINANCIAL OFFICER



Date:  June 5, 1996



                                                              Exhibit 13









                             HSBC Americas, Inc.

              ________________________________________________

                          Supplemental Annual Report
                  for the year ending December 31, 1995










































(Restated for all periods presented to include the accounts and results of Oleifera Investments, Ltd. combined with the Company on January 1, 1996.) 1

TABLE OF CONTENTS





                                                              Page

Management's Discussion and Analysis
 of Financial Condition and Results
 of Operation                                                    3

Financial Tables                                                23

Consolidated Average Balances
 and Interest Rates - Three Years                               24

Report of Management                                            26

Report of Independent Auditors                                  27

HSBC Americas, Inc.:
  Consolidated Balance Sheet                                    28
  Consolidated Statement of Income                              29
  Consolidated Statement of Changes in
   Shareholders' Equity                                         30
  Consolidated Statement of Cash Flows                          31

Marine Midland Bank:
  Consolidated Balance Sheet                                    32

Summary of Significant Accounting Policies                      33

Notes to Financial Statements                                   37

2

Management's Discussion and Analysis of Financial Condition and Results of Operations


The reported results of HSBC Americas, Inc. (the Company) are consolidated with Concord Leasing, Inc. (Concord) and Oleifera Investments, Ltd. (OIL). Concord, which provides equipment financing through secured loan and finance lease transactions, had assets of $1.5 billion at December 31, 1994. Assets of OIL, totaling $183 million at December 31, 1995, consisted primarily of commercial loans and other real estate. Concord and OIL were merged with the Company on January 1, 1995 and January 1, 1996, respectively, through the contribution of Concord's and OIL's outstanding common stock held by HSBC Holdings, B.V. to the Company. The transactions were accounted for as transfers of assets between companies under common control, with the assets and liabilities of Concord and OIL combined with those of the Company at their historical carrying values. The Company's consolidated financial statements reflect a restatement of all prior periods to include the accounts and results of operations of Concord and OIL as though the transactions occurred as of the beginning of the earliest period presented.

The Company originally reported net income of $291.7 million, $229.3 million and $173.2 million in 1995, 1994 and 1993, respectively. After these restatements the Company's net income was $283.6 million in 1995, compared with net losses of $37.0 million in 1994 and $190.0 million in 1993.

A detailed review comparing 1995 operations with 1994 and 1993 follows. It should be read in conjunction with the consolidated financial statements of the Company which begin on page 28.

E A R N I N G S   P E R F O R M A N C E   R E V I E W

Net Interest Income


Net interest income is the total interest income on earning assets less the interest expense on deposits and borrowed funds. In the discussion that follows, interest income and rates are presented and analyzed on a taxable equivalent basis, i.e., an amount equivalent to tax-exempt benefits is included in both interest income and applicable income taxes.

                           Increase(Decrease)       Increase(Decrease)
                              1995   Amount     %      1994   Amount    %        1993

                                                  in millions

Interest income           $1,493.2  $231.9   18.4  $1,261.3  $ 40.1    3.3   $1,221.2
Interest expense             596.4   121.9   25.7     474.5   (14.7)  (3.0)     489.2

Net interest income -
 taxable equivalent basis    896.8   110.0   14.0     786.8    54.8    7.5      732.0
Taxable equivalent
 adjustment                    4.6     (.1)  (1.4)      4.7      .1     .6        4.6

Net interest income       $  892.2  $110.1   14.1  $  782.1  $ 54.7    7.5   $  727.4

Average earning assets    $ 17,665  $  366    2.1  $ 17,299  $ (381)  (2.2)  $ 17,680
Average nonearning assets    1,299      (3)   (.2)    1,302    (238) (15.5)     1,540

Average total assets      $ 18,964  $  363    2.0  $ 18,601  $ (619)  (3.2)  $ 19,220

Net yield on:
 Average earning assets       5.08%    .53%  11.6      4.55%    .41%   9.9       4.14%
 Average total assets         4.73     .50   11.8      4.23     .42   11.0       3.81


3

Net interest income of $896.8 million in 1995 improved from $786.8 million in 1994 due to a number of factors, including an increase in the volume of accruing commercial and consumer loans, a higher prime rate and lower nonaccruing loans. The following table presents net interest income components on a taxable equivalent basis, using marginal tax rates of 35%, and quantifies the changes in the components according to "volume and rate".

Net Interest Income Components Including Volume/Rate Analysis

                                             1995 Compared to 1994     1994 Compared to 1993
                                               Increase(Decrease)        Increase(Decrease)
                                          1995  Volume     Rate     1994  Volume     Rate    1993

                                                                in millions
Interest Income:
Interest bearing deposits with banks  $   60.7  $ (6.0)  $ 18.4  $  48.3  $ (3.3)  $  9.9   $ 41.7
Federal funds sold and securities
 purchased under resale agreements        34.9    (4.4)     9.0     30.3    10.3      5.5     14.5
Trading assets                            34.2   (29.8)    10.0     54.0    14.1     (4.7)    44.6
Securities                               145.2    33.0     12.3     99.9   (54.8)    (1.1)   155.8
Loans:
  Domestic:
     Commercial                          574.3    (9.5)   101.7    482.1   (33.8)    62.1    453.8
     Consumer                            606.1    61.3     32.3    512.5    73.5    (39.4)   478.4
  International                           37.8     (.5)     4.1     34.2      .1      1.7     32.4

Total interest income                  1,493.2    44.1    187.8  1,261.3     6.1     34.0  1,221.2

Interest expense:
Interest bearing demand deposits          29.7       -      3.1     26.6     1.0      (.8)    26.4
Consumer savings and
 other time deposits                     290.8    21.0     58.3    211.5    (2.5)     6.6    207.4
Commercial and public savings
 and other time deposits                  71.3    10.5     19.6     41.2    (3.6)     4.5     40.3
Deposits in foreign offices               72.7    35.4      8.9     28.4     8.1      4.3     16.0
Short-term borrowings                     81.5   (24.1)    24.7     80.9    (3.1)     1.0     83.0
Long-term debt                            50.4   (40.7)     5.2     85.9   (43.3)    13.1    116.1

Total interest expense                   596.4     2.1    119.8    474.5   (43.4)    28.7    489.2

Net interest income -
 taxable equivalent basis             $  896.8  $ 42.0   $ 68.0  $ 786.8  $ 49.5   $  5.3   $732.0


The changes in interest income and interest expense due to both rate and volume have been allocated in proportion to the absolute amounts of the change in each.

Average Balances and Interest Rates


Average balances and interest rates earned or paid for the past three years are reported on pages 24 and 25. Interest rates earned on assets generally rose faster than interest rates paid on interest bearing liabilities resulting in increased net yields on average earning assets to 5.08% in 1995 from 4.55% in 1994.

Yields on commercial loans increased from 7.18% in 1994 to 8.71% in 1995 as a result of several factors. Outstanding loans to middle sized and smaller sized businesses increased where rates are generally higher than larger commercial customers. The prime rate on which loan rates are generally based averaged 8.83% in 1995 compared with 7.63% in 1994. The level of nonaccruing loans decreased from $1,061 million at year-end 1994 to $468 million at year-end 1995.

4

Average residential mortgages increased to $2,898 million in 1995 from $2,654 million in 1994 and $2,092 million in 1993. In addition, the yield on these loans increased from 6.36% in 1994 to 7.47% in 1995 as a result of higher interest rates. Other consumer loans include credit card receivables and installment loans such as automobile loans. Average credit card receivables increased to $1,720 million in 1995 from $1,516 million in 1994.

Domestic time deposits, including NOW accounts, and consumer, commercial and public savings and other time deposits averaged $10.1 billion during 1995, compared with $9.2 billion in 1994. Average effective rates on these types of deposits were 3.88% in 1995, compared with 3.03% in 1994. This increase is reflective of a higher interest rate environment in 1995 in comparison to 1994.

Other Operating Income


Other operating income was $314.8 million in 1995 compared with $296.0 million in 1994 and $117.1 million in 1993.


                                    Increase(Decrease)       Increase(Decrease)
                                1995  Amount       %     1994   Amount       %     1993

                                                     in millions
Trust income                  $ 46.7   $ (.8)   (1.7)  $ 47.5  $   (.4)    (.8)  $ 47.9
Service charges                 85.1      .6      .7     84.5      1.0     1.1     83.5
Mortgage servicing
  income (expense)              16.2    (2.9)  (14.9)    19.1    222.4   109.4   (203.3)
Letter of credit fees           18.6     (.4)   (2.2)    19.0      1.7    10.2     17.3
Credit card fees                43.2    (2.0)   (4.4)    45.2      7.5    20.0     37.7
Other fee-based income          59.1    (3.0)   (4.8)    62.1    (19.1)  (23.6)    81.2
Other income                    28.2     3.6    15.0     24.6    (24.6)  (50.1)    49.2

Nontrading income              297.1    (4.9)   (1.6)   302.0    188.5   165.8    113.5

Trading asset revenue (loss)     1.6    19.1   108.9    (17.5)    (7.3)  (71.8)   (10.2)
Foreign exchange revenue         3.8      .2     6.1      3.6     (3.7)  (50.2)     7.3

Trading revenues (loss)          5.4    19.3   138.9    (13.9)   (11.0) (377.4)    (2.9)

Securities transactions         12.3     4.4    56.1      7.9      1.4    21.4      6.5

Total other operating income  $314.8   $18.8     6.4  $ 296.0  $ 178.9   152.5   $117.1


Nontrading Income


Nontrading income was $297.1 million or $4.9 million lower than 1994. The increase in nontrading income between 1994 and 1993 relates primarily to mortgage servicing income (expense) which had been negatively impacted by accelerated mortgage prepayments due to the high volume of mortgage refinancings occurring within the industry during 1993 and 1992. Mortgage servicing rights amortization and write downs were $259.4 million in 1993 compared with $16.5 million in 1994 and $17.4 million in 1995. The carrying value of mortgage servicing rights at December 31, 1995 was $37 million compared with an estimated market value of $65 million.

5

Trading Revenues


Trading revenue includes securities trading gains and losses, commissions earned from distributing municipal obligations, and foreign exchange fees from transactions with corporate clients and correspondent banks. It does not include interest income from these activities (included as a component of net interest income), which is usually substantial. The following is an analysis of the average balance outstanding, interest income (on a taxable equivalent basis) and trading revenue related to trading assets. This analysis excludes foreign exchange revenue which is separately disclosed in the table relating to other operating income.


                                     Mortgage
                                    and Other
                           U.S.  Asset-Backed       Other
                     Government    Securities  Securities  Derivatives     Total

                                              in millions

1995
  Average balance
   outstanding            $  12         $ 463       $  23         $ (2)    $ 496
  Interest income            .7          32.8          .7            -      34.2
  Trading revenue          (2.3)          5.7         1.2         (3.0)      1.6

1994
  Average balance
   outstanding              123           781          56           (7)      953
  Interest income           7.8          43.3         2.9            -      54.0
  Trading revenue          (6.4)        (19.7)        (.8)         9.4     (17.5)

1993
  Average balance
   outstanding              215           311         190          (6)       710
  Interest income          13.8          16.6        14.2           -       44.6
  Trading revenue           7.1          (4.9)        9.5       (21.9)     (10.2)


In 1994, the Company lowered its risk positions as a result of instability in the money markets driven by volatile interest rates. As interest rates stabilized in 1995, the Company increased its trading portfolio during the fourth quarter of 1995 to $617 million at year-end 1995 compared with $404 million at year-end 1994.


Securities Transactions


Securities transactions during 1995 resulted in net gains of $12.3 million compared with net gains of $7.9 million in 1994 and $6.5 million in 1993. The gains realized relate to equity investments classified as available for sale, primarily highly leveraged partnership interests.

6

Other Operating Expenses



                                      Increase(Decrease)       Increase(Decrease)
                                 1995    Amount      %     1994   Amount      %    1993

                                                       in millions
Salaries                       $283.6  $  (4.0)   (1.4)  $287.6   $ (9.2)   (3.1)  $296.8
Pension and other
  employee benefits              70.6     (5.6)   (7.3)    76.2       .3      .3     75.9

Total personnel                 354.2     (9.6)   (2.6)   363.8     (8.9)   (2.4)   372.7
Net occupancy                    76.4      5.1     7.1     71.3     (5.9)   (7.6)    77.2
Equipment                        31.8     (3.5)   (9.9)    35.3     (7.4)  (17.4)    42.7
Amortization of intangibles      11.2     (4.6)  (28.9)    15.8      1.9    13.3     13.9
FDIC assessment                  14.6    (14.4)  (49.7)    29.0     (2.3)   (7.2)    31.3
Marketing                        22.8     (2.2)   (8.6)    25.0      9.4    60.2     15.6
Outside services                 24.8       .4     1.7     24.4     (2.9)  (10.7)    27.3
Professional fees                17.5     (3.9)  (18.2)    21.4     (7.0)  (24.5)    28.4
Other real estate (ORE) and
 owned asset (income) expense    18.1    (44.6)  (71.1)    62.7   (121.3)  (65.9)   184.0
Other                           118.5    (53.6)  (31.1)   172.1     21.0    13.8    151.1

Total other operating expenses  689.9   (130.9)  (15.9)   820.8   (123.4)  (13.1)   944.2
Provision for ORE and
 owned assets                     5.9      5.9   100.0        -        -       -        -

Total other operating expenses
 after provision for ORE and
 owned assets                  $695.8  $(125.0)  (15.2)  $820.8  $(123.4)  (13.1)  $944.2

Personnel - average number      8,301     (135)   (1.6)   8,436     (507)   (5.7)   8,943


Personnel Expense


Personnel expense was $354.2 million in 1995 compared with $363.8 million in 1994 and $372.7 million in 1993. Average staffing levels have declined during the three year period from 8,943 in 1993 to 8,301 in 1995. During 1994, the Company offered a voluntary retirement program. The charge for this program was included in other expenses.

Other Operating Expenses


Other operating expenses excluding personnel, have been reduced through operating efficiency programs as well as decreases in costs associated with problem credits. ORE and owned asset expenses were $18.1 million in 1995 compared with $62.7 million in 1994 and $184.0 million in 1993. The years 1994 and 1993 include $32.5 million and $135.1 million, respectively, of revaluation adjustments related to ORE and owned assets. During 1995, these revaluations are considered in the level of provision provided for ORE and owned assets.

In mid-1995, the Federal Deposit Insurance Corporation (FDIC) lowered the insurance premium rate the Bank is assessed on deposits resulting in a $14.4 million expense reduction from 1994.

Marketing and other expenses in 1995 continued to include amounts associated with a multi-faceted image campaign which included a statewide advertising campaign and, in 1994, the adoption of a new logo.

7

In 1994, other expenses include $29.8 million as provision to cover the costs of an early retirement program. Other expenses in 1993 included a charge of $25.0 million relating to the planned disposition of excess space as a result of continuing centralization of operations.

Provision for Loan Losses


Provision for loan losses was $175.3 million in 1995 compared with $168.7 million in 1994 and $108.5 million in 1993. Upon merger of Concord into the Company, management adopted an aggressive strategy of accelerating the timing of disposal of a troubled aircraft portfolio. This strategy resulted in a reduced level of nonaccruing loans which were 56% less at December 31, 1995 than one year ago. An analysis of the loan loss allowance and the provision for loan losses begins on page 21.

Income Taxes


Effective January 1, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109), and reported the cumulative effect of the change at January 1, 1993 (a benefit of $40 million) separately in the consolidated statement of income for 1993. The recognition of the $40 million net deferred tax asset was based on the Company's forecast that it would generate taxable income of at least $118 million during 1993 and thus realize the benefit of a portion of its net reported operating loss carryforwards, which totaled approximately $300 million at January 1, 1993. The net operating loss carryforwards resulted from substantial loan losses in 1991 and 1990.

As of December 31, 1994, recognition of the $40 million deferred tax asset was based on the forecast that net temporary deductible differences of approximately $114 million will reverse during the years 1995 through 1997 and thus, be available for carryback to offset the Company's 1994 taxable income. For the years ended December 31, 1993, 1994 and 1995 the Company generated taxable income at a rate that was well in excess of that required to support the $40 million asset.

As of December 31, 1995, the Company had net deferred tax assets of $88.2 million, $73.5 million of which relates to a Federal net operating loss carryforward resulting from the merger of Concord into the Company. The recognition of the Federal net operating loss carryforward in 1995 was based on the Company's forecast that it would generate taxable income of at least $210.0 million during 1996 and thus realize the benefit of the net operating loss carryforward. Also as of December 31, 1995, recognition of the remaining $14.7 million of net deferred tax assets was based on a forecast that net temporary differences in excess of $42 million will reverse during the years 1996 through 1998 and, thus, be available for carryback to offset the Company's 1995 taxable income. Deferred tax assets associated with OIL's operations have been fully offset by a valuation allowance due to limitations on the realization of these assets.

8

B A L A N C E   S H E E T   R E V I E W

Asset-Liability Management


The principal objectives of asset-liability management are to ensure adequate liquidity and to manage exposure to interest rate risk. Liquidity management requires maintaining funds to meet customers' borrowing and deposit withdrawal requirements as well as funding anticipated growth. Interest rate exposure management seeks to control both near term and longer term interest rate risk in order to provide a more stable base of net interest income.

The Bank, as both a large retail and commercial bank with a well established franchise in New York State with access to domestic and international money markets, has a wide range of available techniques for implementing asset-liability management decisions. The asset-liability management process is designed to take advantage of the Company's strengths in managing diversified financial businesses. Overall balance sheet strategy is centralized under the Asset and Liability Management Policy Committee, comprised of senior officers. Authority and responsibility for implementation of the Committee's broad strategy is controlled under a framework of defined trading and balance sheet position limits.

The Company maintains a strong liquidity position. The size and stability of its New York State deposit base are complemented by its maintenance of a surplus borrowing capacity in the money markets, including the ability to issue additional commercial paper and access unused lines of credit of $100 million at December 31, 1995. Wholesale liabilities increased to $4,205 million at December 31, 1995 from $3,173 million a year ago primarily as a result of increased money market activities. Deposits at December 31, 1995 were 111.3% of loans compared with 104.9% at December 31, 1994.

The Company is subject to interest rate risk associated with the repricing characteristics of its balance sheet assets and liabilities. Specifically, as interest rates change, interest earning assets reprice at intervals that do not correspond to the maturities or repricing patterns of interest bearing liabilities. This mismatch between assets and liabilities in repricing sensitivity results in shifts in net interest income as interest rates move.

To help manage the risks associated with the effects of changes in interest rates, and to optimize net interest income within the ranges of interest rate risk that the Company's management considers acceptable, the Company maintains a portfolio of off-balance sheet financial instruments. Consisting principally of interest rate swaps and forward rate agreements, these derivative instruments mitigate interest rate risk by altering the repricing characteristics of certain on-balance sheet assets.

The Company employs a combination of risk assessment techniques, principally gap analysis and dynamic simulation modeling, to analyze the sensitivity of its earnings to changes in interest rates. These risk assessment techniques are comprehensive, in that they include all on-balance sheet and off-balance sheet items. In dynamic simulation modeling, reaction to a range of positive and negative interest rate movements is projected with consideration given to known activities and to the behavioral patterns of individual assets and liabilities in the corresponding rate environments. As a financial institution, patterns of certain asset and liability movements can

9

be reasonably estimated based upon available historical data. Gap analysis assumes static conditions in that the effect of interest rate changes is calculated with consideration basically given to only known, as opposed to projected, maturity and repricing patterns.

Interest Rate Sensitivity


The following table, which is based upon dynamic simulation modeling as of December 31, 1995, demonstrates the impact of a 100 basis point positive and negative movement in interest rates on the Company's net interest income for the next twelve months and illustrates the effectiveness of the risk management positions at reducing overall interest rate sensitivity.

Changes in net interest income attributable to:+100 basis point-100 basis point

                                                          in millions
Balance sheet assets and liabilities                $ 10              $(17)
Risk management positions in derivative
  off-balance sheet instruments                      (13)               13

                                                    $ (3)              $(4)


Management has primarily utilized interest rate swaps and forward rate agreements to alter the repricing characteristics of balance sheet assets, thereby decreasing the Company's overall sensitivity to changes in interest rates.

In addition to utilizing derivative positions to manage overall repricing risk, the Company also utilizes these instruments to manage basis risk associated with the potential divergence of market interest rate indices. Specifically, the variable component of the majority of the Company's overall interest rate risk management derivatives are based upon the London Interbank Offered Rate (LIBOR). Given that the majority of rate sensitive loan assets are prime based, consistent with risk management philosophy, the Company enters into certain interest rate swaps whereby the LIBOR and prime interest streams are exchanged. Derivative financial instruments are also utilized to a lesser extent to manage the risk associated with the cash flows generated by certain specific balance sheet positions. A further discussion of derivative activities can be found in Note 19 to the Supplemental Financial Statements.

The following table shows the repricing structure of assets and liabilities as of December 31, 1995, with each maturity interval referring to the earliest repricing opportunity for each asset and liability, that is, the earlier of its actual maturity or its expected rate reset date. The resulting "gaps" indicate the sensitivity of earnings with respect to the direction, magnitude and timing of changes in market interest rates.

10

Interest Rate Sensitivity


                            Noninterest
                                Bearing      0-90  91-180  181-365   Over 1
December 31, 1995                 Funds      Days    Days     Days     Year     Total

                                                       in millions
Assets:
  Interest bearing deposits
   with banks                   $     -   $ 1,260    $228   $    -   $    -   $ 1,488
  Securities                          -        83       -      302    2,229     2,614
  Loans                               -     7,932     748      892    4,200    13,772
  Other earning assets                -     1,135       -        -        -     1,135
  Other assets, net               1,544         -       -        -        -     1,544

    Total assets                $ 1,544   $10,410    $976   $1,194   $6,429   $20,553

Sources of funds:
  Interest bearing deposits:
    Domestic offices            $     -   $ 3,482    $797   $  885   $5,290   $10,454
    Foreign offices                   -     1,398       6       39        -     1,443
  Other interest bearing
   liabilities                        -     2,488      51      126      583     3,248
  Noninterest bearing deposits    3,433         -       -        -        -     3,433
  Other liabilities                 278         -       -        -        -       278
  Shareholders' equity            1,697         -       -        -        -     1,697

    Total sources of funds      $ 5,408   $ 7,368    $854   $1,050   $5,873   $20,553

Effect of interest rate swaps         -    (1,680)     (6)     456    1,230

Interest sensitivity gap        $(3,864)  $ 1,362    $116   $  600   $1,786


Data shown is as of one day, and one day figures can be distorted by temporary swings in assets or liabilities.

Commercial Loan Maturities and Sensitivity to Changes in Interest Rates


                                              One      Over One        Over
                                             Year       Through        Five
December 31, 1995                         or Less    Five Years       Years

                                                    in millions
Domestic:
    Construction loans                     $  360          $ 58        $ 10
    Mortgage loans                            787           123          89
    Lease financing                            14            15           4
    Other business and financial            4,243           796         136
International                                 445             -         296

Total                                      $5,849          $992        $535



Loans with fixed or predetermined
 interest rates                            $1,302          $983        $519
Loans having floating or adjustable
 interest rates                             4,547             9          16

Total                                      $5,849          $992        $535




11

The table provides approximate maturities of outstanding loans at year-end 1995. Maturities of outstanding loans are generally extended with the same credit approval process required of new credits. The table also shows the breakdown of the maturities which are at fixed or adjustable rates. Loans are considered to be rate sensitive, i.e., have floating or adjustable interest rates, when rates change within 100 days of fluctuations in key money market rates; otherwise, the loans are treated as fixed or predetermined interest rate obligations.


Securities Portfolios


Effective January 1, 1994, the Company prospectively adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS 115), which specifies the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values. Under FAS 115, debt securities that the Company has the ability and intent to hold to maturity are reported at amortized cost. Securities acquired principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. All other securities are classified as available for sale and carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

In November 1995, the Financial Accounting Standards Board issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which provided a one-time opportunity for companies to reassess the appropriateness of the designations of all securities held upon the initial application of the Special Report.
The Company reassessed the classifications of its securities held and, during December 1995 transferred securities with an amortized cost of $2,491 million and a fair value of $2,535 million from held to maturity to available for sale. The resulting redesignations were accounted for at fair value resulting in a net unrealized gain, net of tax, of $29.4 million recorded in shareholders' equity.


The following table is an analysis of securities at the end of each of the last three years.


December 31,                                1995           1994        1993

                                                    in millions
Held to maturity:
  U.S. Treasury                           $    -         $1,065      $  792
  U.S. Government agency obligations           -            751         827
  Other debt securities                        -            152         364

                                          $    -         $1,968      $1,983

Available for sale:
  U.S. Treasury                           $1,715         $    -      $    -
  U.S. Government agency obligations         618              -           -
  Other debt securities                      202             34          34
  Equity securities                           79             80           -

                                          $2,614         $  114      $   34

12

The following table reflects the distribution of maturities of the available for sale portfolio at year-end 1995 together with the approximate taxable equivalent yield of the portfolio. The yields shown are calculated by dividing annual interest income, including the accretion of discounts and the amortization of premiums, by the fair value of securities outstanding at December 31, 1995. Yields on tax-exempt obligations have been computed on a taxable equivalent basis using applicable statutory tax rates. The table excludes securities with total fair value of $79 million, including $43 million in Federal Reserve Bank stock, without fixed maturities which had a weighted average yield of 4.35%.


Securities - Contractual Final Maturities and Yield


                            Within         After One         After Five         After
Taxable                      One           but Within        but Within          Ten
equivalent                   Year          Five Years        Ten Years          Years
basis                   Amount   Yield    Amount  Yield    Amount  Yield    Amount  Yield

                                                    in millions
Available for sale:
  U.S. Treasury           $305   5.24%    $1,256   5.20%     $154   5.92%     $  -      -%
  U.S. Gov't agency          -      -         25   6.06       366   5.95       227   6.80
  Other debt securities      2   4.90        200   5.78         -      -         -      -

Total fair value          $307   5.24%    $1,481   5.29%     $520   5.94%     $227   6.80%

Total amortized cost      $307            $1,452             $517             $215


The maturity distribution of U.S. Government agency obligations and other securities which include asset backed securities, primarily mortgages, are based on the contractual due date of the final payment. These securities have an anticipated cash flow that includes contractual principal payments and prepayments. Based on the anticipated cash flows, the total maturity distributions for the portfolio would be $672 million, $1,628 million, $189 million and $46 million for within one year, after one but within five years, after five years but within ten years and after ten years, respectively.

13


Loans Outstanding


The following table provides a breakdown of major loan categories as of year end for the past five years. With respect to commercial loans, no single industry group's aggregate borrowings from the Company exceeded 10% of the total loan portfolio at December 31, 1995.


                                               1995      1994      1993     1992      1991

                                                               in millions
Domestic:
   Commercial:
    Construction loans                      $   428   $   480   $   730   $ 1,290   $ 1,726
    Mortgage loans                              999       931       915       671       766
    Loans and advances to affiliates            343       302       160       106       134
    Other business and financial              4,865     4,993     5,072     5,610     6,001
   Consumer:
    Lease financing                               -         4        58       328       838
    Residential mortgages                     3,080     2,738     2,356     1,983     1,550
    Credit card receivables                   1,844     1,656     1,521       822       822
    Other consumer loans                      1,472     1,402     1,192     1,248     1,928

                                             13,031    12,506    12,004    12,058    13,765

International:
   Government and official institutions         373       383       381       453       426
   Banks and other financial institutions       284       191        25        25        93
   Commercial and industrial                     84        54       111       142        93

                                                741       628       517       620       612

Total loans                                 $13,772   $13,134   $12,521   $12,678   $14,377


Domestic Office Deposits


Certificates of deposit of $100,000 or more issued by domestic offices which totaled $1,239 million at December 31, 1995, mature as follows: under 3 months, $971 million; 3 to 6 months, $123 million; 6 to 12 months, $83 million; and over 12 months, $62 million.

14


Short-Term Borrowings


The following table shows detail relating to short-term borrowings in 1995, 1994 and 1993. Average interest rates during each year are computed by dividing total interest expense by the average amount borrowed.


                                 1995           1994             1993

                                          Average          Average           Average
                                   Amount    Rate    Amount   Rate     Amount   Rate

                                                      in millions
Federal funds purchased
 (day to day):
     At December 31                $1,013    4.64%   $  469    4.02%   $1,115   2.95%
     Average during year              297    5.73       309    3.72       384   2.97
     Maximum month-end
       outstanding during year      1,013               791             1,115
Securities sold under
  repurchase agreements:
     At December 31                   123    5.48       260    5.22       261   2.55
     Average during year              305    5.71       202    3.89       290   4.96
     Maximum month-end
       outstanding during year        988               388              416
Commercial paper:
     At December 31                   277    5.49       226    5.33       748   3.13
     Average during year              228    5.78       789    4.41       739   3.21
     Maximum month-end
       outstanding during year        277               917               839
All other short-term borrowings:
     At December 31                 1,125    5.05     1,301    6.09       979   3.06
     Average during year              490    6.89       484    5.53       439   6.52
     Maximum month-end
       outstanding during year      1,125             1,301               979


All other short-term borrowings include $746 million and $1 billion at year ends 1995 and 1994, respectively, from HSBC. See Notes 1 and 14 to the Supplemental Financial Statements.

15

Capital Resources


Total shareholders' equity at year-end 1995 was $1,697 million, compared with $1,657 million at year-end 1994. The equity base was increased by $283.6 million from net income and $29.4 million from net unrealized gains on securities available for sale, and reduced by $150 million for common shareholder dividends, $117.7 million return of capital paid to HSBC Holdings B.V. and $5.9 million for preferred shareholder dividends. The ratio of shareholders' equity to total year-end assets was 8.26% at December 31, 1995 compared with 8.67% at December 31, 1994.

Capital Adequacy


The Federal Reserve Board has Risk-Based Capital Guidelines for assessing the capital adequacy of U.S. banking organizations. The guidelines place balance sheet assets into four categories of risk weights, primarily based on the relative credit risk of the counterparty. Some off-balance sheet items such as letters of credit and loan commitments are taken into account by applying different categories of "credit conversion factors" to arrive at credit-equivalent amounts, which are then weighted in the same manner as balance sheet assets involving similar counterparties. For off-balance sheet items relating to interest rate and foreign exchange rate contracts, the credit-equivalent amounts are arrived at by estimating both the current exposure, mark to market value and the potential exposure over the remaining life of each contract. The credit-equivalent amount is similarly assigned to the risk weight category appropriate to the counterparty.

The guidelines include the concept of Tier 1 capital and total capital. Tier 1 capital is essentially common equity, excluding net unrealized gain
(loss) on securities available for sale and goodwill, plus certain types of perpetual preferred stock. Total capital includes Tier 1 capital and other forms of capital such as the allowance for loan losses, subject to limitations, and subordinated debt. The guidelines establish a minimum standard risk-based target ratio of 8%, of which at least 4% must be in the form of Tier 1 capital.

The capital adequacy guidelines establish a limit on the amount of certain deferred tax assets that may be included in (that is, not deducted from) Tier 1 capital for risk-based and leverage capital purposes. The deferred tax asset recognized by the Company under FAS 109 meets the criteria for capital recognition and has been included in the calculation of the Company's capital ratios.

Under these guidelines, the Company's total risk adjusted assets and off-balance sheet items at December 31, 1995 was approximately $15.0 billion. Tier 1 capital was $1.6 billion and total capital was $2.5 billion resulting in risk adjusted capital ratios of 10.89% at the Tier 1 level and 16.39% at the total capital level. These ratios compared with 11.82% at the Tier 1 level and 18.01% at the total capital level at December 31, 1994.

Banking industry regulators also have guidelines that set forth the leverage ratios to be applied to banking organizations in conjunction with the risk-based capital framework. Under these guidelines, strong banking

16

organizations are required to maintain a minimum leverage ratio of Tier 1 capital to quarterly average total assets of 3%. At December 31, 1995, the Company had a 8.36% leverage ratio compared with 8.78% at December 31, 1994.

The regulatory agencies established five capital categories applicable to banks: well capitalized, adequately capitalized, undercapitalized, signifi-cantly undercapitalized and critically undercapitalized. A well capitalized institution must have a Tier 1 capital ratio of at least 6%, a total risk-based capital ratio of at least 10%, a leverage ratio of at least 5% and not be subject to a capital directive order. The Bank's ratios at December 31, 1995 exceeded the ratios required for the well capitalized category.

From time to time, the bank regulators propose amendments to or issue interpretations of risk-based capital guidelines. The Federal Reserve Board has proposed amendments to the guidelines regarding interest rate risk. As proposed, this amendment would not materially affect the Company's risk-based capital.

Credit Management


The credit policy function is centralized under the control of the Chief Credit Officer. The structure is designed to emphasize credit decision accountability, optimize credit quality, facilitate improvement in credit policies and procedures and encourage consistency in the approach to, and management of, the credit process throughout the Company as it relates to both on- and off-balance sheet activities.

The Credit Policy Committee, comprised of senior line and credit managers, is responsible for the design and management of the credit function. The Committee is charged with the responsibility for monitoring and making changes, where appropriate, to written credit policies.

In addition to active supervision and evaluation by lending officers, periodic reviews of the loan portfolio are made by internal auditors, independent auditors, the Board of Directors' Examining Committee and regulatory agency examiners. These reviews cover selected borrowers' current financial position, past and prospective earnings and cash flow, and realizable value of collateral and guarantees. These reviews also serve as an early identification of problem credits.

Problem Loan Management


Borrowers who experience difficulties in meeting the contractual payment terms of their loans receive special attention. Depending on circumstances, decisions may be made to cease accruing interest on such loans or to record interest at a reduced rate.

The Company complies with regulatory requirements which mandate that interest not be accrued on commercial loans with principal or interest past due for a period of ninety days unless the loan is both adequately secured and in process of collection. In addition, commercial loans are designated as nonaccruing when, in the opinion of management, reasonable doubt exists with respect to collectibility of all interest and principal based on certain factors, including adequacy of collateral.

17

Interest that has been recorded but unpaid on loans placed on nonaccruing status is generally reversed and reduces current income at the time loans are so categorized. Interest income on these loans may be recognized to the extent of cash payments received. In those instances where there is doubt as to collectibility of principal, any cash interest payments received are applied as principal reductions. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured.

In certain situations where the borrower is experiencing temporary cash flow problems, and after careful examination by management, the interest rate and payment terms may be adjusted from the original contractual agreement. When this occurs and the revised terms at the time of renegotiation are less than the Company would be willing to accept for a new loan with comparable risk, the loan is separately identified as restructured.


Risk Elements in the Loan Portfolio at Year End


                                             1995    1994     1993     1992      1991

                                                           in millions
Nonaccruing loans:
 Domestic:
   Construction and other commercial
    real estate                             $ 170   $  365  $  595   $  876    $1,145
   Other domestic loans                       298      696     525    1,136     1,053
      Subtotal                                468    1,061   1,120    2,012     2,198
 International                                  -        -       -        -         2

Total nonaccruing loans                       468    1,061   1,120    2,012     2,200
Restructured accruing loans                    13       10       -       -         -

Total nonaccruing and restructured loans      481    1,071   1,120    2,012     2,200
Other real estate                              65      144     217      283       156
Other owned assets                             45        8      32       98        32

Total nonaccruing and restructured loans,
 other real estate and other owned assets   $ 591   $1,223  $1,369   $2,393    $2,388


Ratios:
 Nonaccruing and restructured
  loans to total loans                       3.50%    8.16%   8.95%   15.87%    15.30%
 Nonaccruing loans, restructured loans,
  other real estate and other owned
  assets to total assets                     2.88     6.40    6.74    12.43     11.98

Accruing loans contractually past due
 90 days or more as to principal or
 interest (all domestic):                   $  60   $   55  $   61   $   87    $   60


Nonaccruing loans at December 31, 1995 totaled $468 million or 3.40% of total loans, compared with $1,061 million or 8.08% of total loans, a year ago. The reduced level of nonaccruing loans resulted from aggressive management of problem credits as well as improvement in the domestic economy. The merger of Concord into the Company resulted in an increased level of nonaccruing loans prior to 1995, primarily aircraft. During 1995 an aggressive strategy of accelerating the timing of gaining title to and disposing of these assets was adopted. As a result, provision for loan losses totaling $113 million was recorded in the first quarter of 1995 to reflect the change in strategy. The majority of the decline in nonaccruing loans at December 31, 1995 compared

18

with December 31, 1994 occurred in this portfolio. The large provision in the second quarter of 1994 was made to recognize deterioration in the used aircraft market. Nonaccruing construction and commercial real estate loans include those associated with OIL: $87 million, $206 million and $337 million at December 31, 1995, 1994 and 1993, respectively.

Nonaccruing loans that have been restructured but remain in nonaccruing status amounted to $70 million, $11 million and $20 million at December 31, 1995, 1994 and 1993, respectively.

Of the nonaccruing loans at December 31, 1995 over 53% are less than 30 days past due as to cash payment of principal and interest. Cash payments received on loans on nonaccruing status during 1995, or since loans were placed on nonaccruing status, whichever was later, totaled $69 million, $33 million of which was applied as interest income and $36 million as reduction of loan principal.

Included in accruing loans contractually past due 90 days or more were consumer installment loans as follows: 1995, $36 million; 1994, $20 million; 1993, $24 million and residential real estate mortgages past due 90 days or more as follows: 1995, $15 million; 1994, $18 million; 1993, $12 million. When consumer loans cease to be accruing, rather than categorizing such loans as nonaccruing, they are generally charged off according to an established delinquency schedule.

The Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (FAS 114), as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (FAS 118) effective January 1, 1995. FAS 114 provides guidance in defining and measuring loan impairment. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans so identified are valued at the present value of expected future cash flows, discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this statement did not result in any significant change in the Company's allowance for loan losses.

The Company identified impaired loans as defined by FAS 114 totaling $348 million at December 31, 1995 of which $117 million had a specific loan loss allowance of $61 million. No interest income was recognized on impaired loans during 1995.

Other Problem Assets


In situations where loans are secured by real estate or other assets and the borrower cannot continue to meet its obligations, the property can be acquired through foreclosure. When property is so acquired, the lower of cost or fair market value (including cost to dispose) is reported on the balance sheet as other real estate and other owned assets. Any part of the loan exceeding the value of the property at the time of transfer is charged against the loan loss allowance. Subsequent decreases in fair value are included in other operating expense.

19

Foreign Country Outstandings and Risk



Outstandings which are shown by category of borrower in the following table include loans, interest bearing deposits and other assets. Loans are distributed primarily on the basis of the location of the head office or residence of the borrower or, in the case of certain guaranteed loans, the guarantor. Interest bearing deposits with banks and their branches are grouped by the location of the head office of the foreign bank. Investments and acceptances are distributed on the basis of the location of the borrower. There were no loans to government and official institutions for the countries listed.


Foreign Country Outstandings Which Exceed .75% of Total Assets


                                        Banks and
                                            Other    Commercial
                                        Financial           and
                                     Institutions    Industrial      Total

                                                    in millions
December 31, 1995: *
  Canada                                     $ 90           $70       $160
  France                                      345            31        376
  Japan                                       290             -        290
December 31, 1994: *
  France                                      195             -        195
  Italy                                       175             -        175
  Japan                                       385             -        385
December 31, 1993: *
  Canada                                      150            45        195
  France                                      285             -        285
  Italy                                       175             -        175
  Japan                                       332             -        332
  United Kingdom                              165             -        165



* The table excludes bonds issued by the United Mexican States and the Republic of Venezuela which are collateralized by zero-coupon U.S. Treasury securities with a face value equal to that of the underlying bonds. They are known as "Brady bonds." The fair value of such collateral for the $188 million of 6.25% Mexican bonds due 2019 was approximately $29 million, $27 million and $25 million at year ends 1995, 1994 and 1993, respectively. Interest payments are partially secured by cash equivalent instruments for an 18 month period. The fair value of such collateral for the $166 million book value, $177 million face value of 6.75% Venezuelan bonds due 2020 was approximately $26 million, $24 million and $22 million at year ends 1995, 1994 and 1993, respectively. Interest payments are partially secured by cash equivalent instruments for a 14 month period. These bonds had an aggregate fair value of $229 million at December 31, 1995.

20

Allowance for Loan Loss and Charge Offs


At year-end 1995, the allowance was $477.5 million, or 3.47% of total loans, compared with $531.5 million, or 4.05% of total loans, a year ago. The ratio of the allowance to nonaccruing loans was 101.95% at December 31, 1995 compared with 50.08% a year earlier. The Company's nonaccruing loans were reduced to $468 million at December 31, 1995 from $1,061 million at December 31, 1994.


                                           1995     1994     1993     1992     1991

                                                      in millions

Total loans at year end                 $13,772  $13,134  $12,521  $12,678  $14,377
Average total loans                      13,200   12,714   12,469   12,618   15,481

Allowance for loan losses:
 Balance at beginning of year           $ 531.5  $ 524.3  $ 700.9  $ 727.0  $ 907.7
 Allowance related to acquired
   businesses                                .4      1.2        -        -        -
Charge offs:
 Commercial:
  Construction loans                       44.4     68.8    111.5     42.0     96.5
  Mortgage loans                             .5     14.8     26.3     51.8     71.8
  Other business and financial            174.8     92.2    142.4    205.6    149.0
 Consumer:
  Lease financing                             -       .7      3.3     12.6     26.6
  Other consumer loans                     66.1     67.3     74.9     57.7     81.7
 International                                -        -        -        -    182.2

Total charge offs                         285.8    243.8    358.4    369.7    607.8

Recoveries on loans charged off:
 Commercial:
   Construction loans                      11.9     10.7      4.8      9.3     35.4
   Mortgage loans                             -        -        -       .1        -
   Other business and financial            29.8     53.6     46.2     16.4     18.2
 Consumer:
   Lease financing                          1.0      1.5      2.2      3.5      4.5
   Other consumer loans                    13.4     15.3     20.1     24.6     23.8
 International                                -        -        -       .3       .4

Total recoveries                           56.1     81.1     73.3     54.2     82.3

Total net charge offs                     229.7    162.7    285.1    315.5    525.5

Provision charged to income               175.3    168.7    108.5    289.4    344.8

Balance at end of year                  $ 477.5  $ 531.5  $ 524.3  $ 700.9  $ 727.0

Allowance ratios:
 Total net charge offs to
  average loans                            1.74%    1.28%    2.29%    2.50%    3.39%
 Year-end allowance to:
   Year-end total loans                    3.47     4.05     4.19     5.53     5.06
   Year-end total nonaccruing loans      101.95    50.08    46.79    34.84    33.05


The allowance for loan losses is an allowance for possible credit related losses. The allowance is increased as provisions for loan losses are charged to current operating income. The allowance is reduced as charge offs are recorded. Recoveries are added to the allowance. In determining the amount of provisions for loan losses, management considers a number of factors.

21

These include judgments covering possible losses on loans, loan evaluations and examination classifications and expected performance of various categories of loans within an anticipated range of economic conditions. This is an ongoing process. Charge offs of commercial loans reflect management's judgment with respect to the ultimate collectibility of all or part of a loan. Charge offs of consumer loans occur according to an established delinquency schedule. Recoveries on loans previously charged off are added to the allowance.

The loan loss allowance is considered by management to be a general allowance available to cover loan losses within the entire portfolio. The classifications within the table below are based on management's current assessment of the loss potential associated with specific loans and elements of the portfolio. Allocation is especially problematical because of the difficulties inherent in predicting and evaluating the impact of economic events on fully performing loans, work-outs and previously charged off loans. Amounts allocated to consumer installment loans represent estimates of charge offs based on formulas appropriate to the type of loan. Management cautions that the loan loss allowance allocation does not necessarily represent the total amount which may be available for actual future losses in any one or more of the categories. Management is of the opinion that the loan loss allowance as of December 31, 1995 is adequate as a general allowance.

The provisions of FAS 114 are described briefly on page 19. As a result of this statement, effective January 1, 1995, allowances are established against impaired loans equal to the difference between the recorded investment in the asset and the present value of the cash flows to be received or the fair value of the collateral, if the loan is collateral dependent. This statement does not address the overall adequacy of the allowance for loan losses. The allowance for loan losses did not change as a result of adopting FAS 114.


Allocation of Allowance for Loan Loss


                                  1995            1994            1993            1992            1991

                                  % of            % of            % of            % of            % of
                                 Loans           Loans           Loans           Loans           Loans
                                    to              to              to              to              to
                                 Total           Total           Total           Total           Total
                        Amount   Loans   Amount  Loans   Amount  Loans   Amount  Loans   Amount  Loans

                                                           in millions
Domestic:
 Commercial:
  Construction loans      $  3     3.1     $ 40    3.7     $ 56    5.8     $164   10.2     $300   12.0
  Mortgage loans            10     7.3       12    7.1       10    7.3       10    5.3       12    5.3
  Other business           149    37.8      221   40.3      186   41.8      190   45.1      213   42.7
 Consumer:
   Lease financing           -       -        -      -        3     .5        6    2.6       12    5.8
   Other consumer           54    46.4       54   44.1       58   40.5       45   32.0       73   29.9
International               28     5.4        2    4.8        1    4.1        2    4.8        7    4.3
Unallocated                234       -      202      -      210      -      284      -      110      -

Total                     $478   100.0     $531  100.0     $524  100.0     $701  100.0     $727  100.0


22


Financial Tables
- ----------------------------------------------------------------------------------------------------

Year Ended December 31,                             1995      1994      1993      1992      1991
- ----------------------------------------------------------------------------------------------------
                                                                        in millions
Net interest income                              $  892.2   $ 782.1   $ 727.4   $ 716.6   $ 746.9
Securities transactions                              12.3       7.9       6.5     128.0     (27.8)
Other operating income                              302.5     288.1     110.6     293.0     417.1
Operating expenses                                  695.8     820.8     944.2     907.0     938.5
Provision for loan losses                           175.3     168.7     108.5     289.4     344.8
- ----------------------------------------------------------------------------------------------------
Income (loss) before taxes and cumulative effect
  of change in accounting principle and
  extraordinary item                                335.9      88.6    (208.2)    (58.8)   (147.1)
Applicable income tax expense                        52.3     125.6      21.8      29.5      26.9
- ----------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
  in accounting principle and extraordinary item    283.6     (37.0)   (230.0)    (88.3)   (174.0)
Cumulative effect of change in accounting principle
  and extraordinary item (1)                            -         -      40.0      29.9         -
- ----------------------------------------------------------------------------------------------------
Net income (loss)                                $  283.6   $ (37.0)  $(190.0)  $ (58.4)  $(174.0)
- ----------------------------------------------------------------------------------------------------
Balances at year end
Total assets                                     $ 20,553   $19,120   $20,323   $19,251   $19,931
Long-term debt                                        710       713     1,704     2,201     1,731
Common shareholder's equity                         1,599     1,559     1,602     1,528     1,462
Total shareholders' equity                          1,697     1,657     1,700     1,626     1,560
Ratio of shareholders' equity to assets              8.26 %    8.67 %    8.37 %    8.45 %    7.83 %
- ----------------------------------------------------------------------------------------------------
Selected Financial Ratios (2)
Rate of return on:
  Total assets                                       1.50 %   (0.20)%   (0.99)%   (0.31)%   (0.84)%
  Total shareholders' equity                        15.95     (2.21)   (11.39)    (3.68)   (12.52)
Total shareholders' equity to assets                 9.37      9.00      8.68      8.34      6.72
- ----------------------------------------------------------------------------------------------------


Quarterly Results of Operations

                                           1995                                          1994

- --------------------------------------------------------------------------------------------------------

                                    4th Q  3rd Q    2nd Q     1st Q     4th Q     3rd Q     2nd Q   1stQ
- --------------------------------------------------------------------------------------------------------

                                                                    in millions
Net interest income                $229.4 $224.5 $  219.1   $ 219.2   $ 200.8   $ 193.6   $ 197.1 $190.6
Securities transactions               0.9    4.9      4.6       1.9       2.9       1.2       2.0    1.8
Other operating income               75.1   76.4     76.9      74.1      76.1      76.3      67.6   68.1
Operating expenses                  184.5  172.9    180.2     158.2     219.4     193.1     214.0  194.3
Provision for loan losses (recovery) 17.2   17.0     16.1     125.0 (3)  28.4      (1.9)    140.4(3) 1.8
- --------------------------------------------------------------------------------------------------------


Income (loss) before taxes          103.7  115.9    104.3      12.0      32.0      79.9     (87.7)  64.4
Applicable income taxes              39.1   34.8     40.3     (61.9)     35.5      31.1      33.1   25.9
- --------------------------------------------------------------------------------------------------------

Net income (loss)                  $ 64.6 $ 81.1 $   64.0   $  73.9   $  (3.5)  $  48.8   $(120.8)  38.5
========================================================================================================
(1) Includes the cumulative effect of change in method of accounting for income taxes of $40.0 million in 1993 and extraordinary item for utilization of operating loss carryforwards in 1992.
(2) Based on average daily balances.
(3) See risk elements in the loan portfolio on pages 18 and 19.






                                        23


CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES - THREE YEARS

The following table shows the average balances of the principal components of assets, liabilities and shareholders' equity, together with their respective interest amounts and rates earned or paid on a taxable equivalent basis.
                                                                1995
                                                     ------------------------
                                                     Balance  Interest  Rate
- -----------------------------------------------------------------------------
Assets

Interest bearing deposits with banks,
 primarily foreign                                $   1,009  $   60.7   6.02 %
Federal funds sold and securities purchased
 under resale agreements                                579      34.9   6.03
Trading assets                                          495      34.2   6.89
Securities                                            2,382     145.2   6.09
Loans:
  Domestic:
    Commercial                                        6,595     574.3   8.71
    Consumer
         Residential mortgages                        2,898     216.3   7.47
         Other consumer                               3,167     389.8  12.31
- -----------------------------------------------------------------------------
      Total domestic                                 12,660   1,180.4   9.32
  International                                         540      37.8   7.00
- -----------------------------------------------------------------------------
      Total loans                                    13,200   1,218.2   9.23
- -----------------------------------------------------------------------------
Total earning assets                                 17,665  $1,493.2   8.45 %
- -----------------------------------------------------------------------------
Allowance for loan losses                              (545)
Cash and due from banks                                 911
Other assets                                            933
- -----------------------------------------------------------------------------
Total assets                                      $  18,964
=============================================================================
Liabilities and Shareholders' Equity
Interest bearing demand deposits                  $   1,582  $   29.7   1.88 %
Consumer savings deposits                             3,749     121.8   3.25
Other consumer time deposits                          3,076     169.0   5.50
Commercial and public savings and other time deposits 1,693      71.3   4.21
Deposits in foreign offices, primarily banks          1,461      72.7   4.98
- -----------------------------------------------------------------------------
Total interest bearing deposits                      11,561     464.5   4.02
- -----------------------------------------------------------------------------
Federal funds purchased and securities sold
 under repurchase agreements                            602      34.5   5.72
Other short-term borrowings                             718      47.0   6.54
Long-term debt                                          711      50.4   7.08
- -----------------------------------------------------------------------------
Total interest bearing liabilities                   13,592  $  596.4   4.39 %
- -----------------------------------------------------------------------------
Interest rate spread                                                    4.06 %
- -----------------------------------------------------------------------------
Noninterest bearing deposits                          3,017
Other liabilities                                       577
Total shareholders' equity                            1,778
- -----------------------------------------------------------------------------
Total liabilities and shareholders' equity        $  18,964
=============================================================================
Average earning assets  - Domestic                $  16,082
                        - International               1,583
- -----------------------------------------------------------------------------
                        - Total                   $  17,665
- -----------------------------------------------------------------------------
Net interest revenue    - Domestic                           $  850.8
                        - International                          46.0
- -----------------------------------------------------------------------------
                        - Total                              $  896.8
- -----------------------------------------------------------------------------
Net yield on average earning assets  - Domestic                         5.29 %
                                     - International                    2.90
                                     - Total                            5.08
- -----------------------------------------------------------------------------
Net yield on average total assets                                       4.73
=============================================================================
Total weighted average rate earned on earning assets is interest and fee earnings divided by daily average amounts of total interest earning assets, including the daily average amount on nonperforming loans. Loan fees included were $14 million for 1995, $14 million for 1994 and $28 million for 1993.



                                      24





                 1994                                1993
    -----------------------------         -----------------------------
    Balance    Interest     Rate          Balance    Interest     Rate
    ---------------------------------------------------------------------
               in millions
   $ 1,139    $   48.3      4.24 %       $ 1,231    $   41.7      3.39 %
       669        30.3      4.53             445        14.5      3.25
       953        54.0      5.67             710        44.6      6.29
     1,824        99.9      5.47           2,825       155.8      5.51


     6,725       482.1      7.18           7,241       453.8      6.27

     2,654       168.7      6.36           2,092       158.6      7.58
     2,786       343.8     12.34           2,588       319.8     12.35
    ---------------------------------------------------------------------
    12,165       994.6      8.18          11,921       932.2      7.82
       549        34.2      6.23             548        32.4      5.91
    ---------------------------------------------------------------------
    12,714     1,028.8      8.09          12,469       964.6      7.74
    ---------------------------------------------------------------------
    17,299    $1,261.3      7.29 %        17,680    $1,221.2      6.91 %
    ---------------------------------------------------------------------
      (547)                                 (579)
       934                                   946
       915                                 1,173
    ---------------------------------------------------------------------
   $18,601                               $19,220
    =====================================================================

   $ 1,581    $   26.6      1.68 %       $ 1,526    $   26.4      1.73 %
     3,938       105.7      2.68           4,047       101.5      2.51
     2,306       105.8      4.59           2,272       105.9      4.66
     1,386        41.2      2.97           1,515        40.3      2.66
       719        28.4      3.95             500        16.0      3.20
    ---------------------------------------------------------------------
     9,930       307.7      3.10           9,860       290.1      2.94
    ---------------------------------------------------------------------
       511        19.3      3.79             674        25.8      3.83
     1,273        61.6      4.84           1,178        57.2      4.86
     1,290        85.9      6.65           1,962       116.1      5.92
    ---------------------------------------------------------------------
    13,004    $  474.5      3.65 %        13,674    $  489.2      3.58 %
    ---------------------------------------------------------------------
                            3.64 %                                3.33 %
    ---------------------------------------------------------------------
     3,063                                 3,071
       860                                   807
     1,674                                 1,668
    ---------------------------------------------------------------------
   $18,601                               $19,220
    =====================================================================
   $15,498                               $15,698
     1,801                                 1,982
    ---------------------------------------------------------------------
   $17,299                               $17,680
    ---------------------------------------------------------------------
              $  757.0                              $  708.0
                  29.8                                  24.0
    ---------------------------------------------------------------------
              $  786.8                              $  732.0
    ---------------------------------------------------------------------
                            4.88 %                                4.51 %
                            1.65                                  1.21
                            4.55                                  4.14
    ---------------------------------------------------------------------
                            4.23                                  3.81
    =====================================================================




                                     25




R E P O R T  O F  M A N A G E M E N T

Management of HSBC Americas, Inc., is responsible for the integrity of the financial information presented in this annual report. Management has prepared the financial statements in conformity with generally accepted accounting principles. In preparing the financial statements, management makes judgments and estimates of the expected effect of events that are accounted for or disclosed.

The Company's systems of internal accounting control are designed to provide reasonable assurance that assets are safeguarded against loss from unauthorized acquisition, use or disposition and that the financial records are reliable for preparing financial statements. The selection and training of qualified personnel and the establishment and communication of accounting and administrative policies and procedures are elements of these control systems. Management believes that the system of internal control, which is subject to close scrutiny by management and by internal auditors, supports the integrity and reliability of the financial statements.

The Board of Directors meets regularly with management, internal auditors and the independent auditors to discuss internal control, internal auditing and financial reporting matters, and also the scope of the annual audit and interim reviews. Both the internal auditors and the independent auditors have direct access to the Board of Directors.

26

R E P O R T  O F  I N D E P E N D E N T  A U D I T O R S

The Board of Directors and Shareholders of HSBC Americas, Inc.

We have audited the accompanying supplemental consolidated balance sheets of HSBC Americas, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995 and the accompanying consolidated balance sheets of Marine Midland Bank and subsidiaries as of December 31, 1995, and 1994. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the combining of HSBC Americas, Inc. and Oleifera Investments, Ltd. on January 1, 1996, which has been accounted for in a manner similar to a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of HSBC Americas, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HSBC Americas, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995, and the financial position of Marine Midland Bank and subsidiaries as of December 31, 1995 and 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period that includes the date of consummation of the business combination.

As discussed in the Summary of Significant Accounting Policies, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993, the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994, and the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" in 1995.

Buffalo, New York               /s/ KPMG Peat Marwick LLP
January 26, 1996

27

                                                    HSBC Americas, Inc. 1995
- ------------------------------------------------------------------------------
S U P P L E M E N T A L    C O N S O L I D A T E D   B A L A N C E   S H E E T



December 31,                                           1995 *         1994 *
- ------------------------------------------------------------------------------
                                                          in thousands
Assets
Cash and due from banks                          $  1,242,335    $  1,051,003
Interest bearing deposits with banks                1,488,101       1,306,047
Federal funds sold and securities
 purchased under resale agreements                    518,256         599,993
Trading assets                                        616,531         404,300
Securities held to maturity
 (market value $1,907,650 in 1994)                          -       1,967,638
Securities available for sale                       2,613,830         114,232
Loans                                              13,772,339      13,133,831
Less - allowance for loan losses                      477,502         531,496
- ------------------------------------------------------------------------------
      Loans, net                                   13,294,837      12,602,335
Premises and equipment                                180,552         185,211
Customers' acceptance liability                        21,671          24,746
Accrued interest receivable                           150,335         125,071
Other real estate and owned assets                    109,758         151,548
Other assets                                          317,137         587,665
- ------------------------------------------------------------------------------
Total assets                                     $ 20,553,343    $ 19,119,789
==============================================================================

Liabilities
Deposits in domestic offices:
  Noninterest bearing                            $  3,433,016    $  3,212,478
  Interest bearing                                 10,454,352       9,660,674
Interest bearing deposits in foreign offices        1,442,484         907,578
- ------------------------------------------------------------------------------
      Total deposits                               15,329,852      13,780,730
Federal funds purchased and securities
 sold under repurchase agreements                   1,136,476         729,169
Other short-term borrowings                         1,401,634       1,526,720
Interest, taxes and other liabilities                 257,094         687,872
Acceptances outstanding                                21,671          24,746
Long-term debt                                        709,750         713,104
- ------------------------------------------------------------------------------
Total liabilities                                  18,856,477      17,462,341
- ------------------------------------------------------------------------------

Commitments and contingent liabilities (Notes 17 and 18)
Shareholders' equity
Preferred stock                                        98,063          98,063
Common shareholder's equity:
  Common stock, $5 par; Authorized - 1,100 shares
                        Issued - 1,001 shares               5               5
  Capital surplus                                   1,803,094       1,920,777
  Accumulated deficit                                (233,686)       (361,397)
  Net unrealized gain on securities
   available for sale, net of taxes                    29,390               -
- ------------------------------------------------------------------------------
      Total common shareholder's equity             1,598,803       1,559,385
- ------------------------------------------------------------------------------
Total shareholders' equity                          1,696,866       1,657,448
- ------------------------------------------------------------------------------
Total liabilities and shareholders' equity       $ 20,553,343    $ 19,119,789
==============================================================================
The accompanying notes are an integral part of the consolidated financial statements.
* Restated, see Note 1 regarding acquisitions.



                                        28


                                                  HSBC Americas, Inc. 1995
- ------------------------------------------------------------------------------
S U P P L E M E N T A L    C O N S O L I D A T E D    S T A T E M E N T
O F    I N C O M E

Year Ended December 31,               1995 *           1994 *          1993 *
- ------------------------------------------------------------------------------
                                                    in thousands
Interest income:
  Loans                           $ 1,213,929     $ 1,024,352     $   960,187
  Securities                          145,000          99,706         155,602
  Trading assets                       33,965          53,972          44,619
  Deposits with banks                  60,725          48,256          41,721
  Federal funds sold and
    securities purchased under
    resale agreements                  34,906          30,319          14,476
- ------------------------------------------------------------------------------
Total interest income               1,488,525       1,256,605       1,216,605
- ------------------------------------------------------------------------------
Interest expense:
  Deposits:
    In domestic offices               391,808         279,287         274,174
    In foreign offices                 72,733          28,398          15,998
  Federal funds purchased and
    securities sold under
    repurchase agreements              34,435          19,375          25,788
  Other short-term borrowings          46,991          61,586          57,224
  Long-term debt                       50,396          85,881         116,061
- ------------------------------------------------------------------------------
Total interest expense                596,363         474,527         489,245
- ------------------------------------------------------------------------------
Net interest income                   892,162         782,078         727,360
Provision for loan losses             175,292         168,703         108,468
- ------------------------------------------------------------------------------
Net interest income, after
  provision for loan losses           716,870         613,375         618,892
- ------------------------------------------------------------------------------
Other operating income:
  Trust income                         46,724          47,514          47,889
  Service charges                      85,051          84,452          83,550
  Mortgage servicing income
  (expense)                            16,217          19,065        (203,328)
  Other fees and commissions          120,905         126,310         136,201
  Trading revenues (loss)               5,399         (13,884)         (2,908)
  Other income                         40,609          32,487          55,796
- ------------------------------------------------------------------------------
Total other operating income          314,905         295,944         117,200
- ------------------------------------------------------------------------------
                                    1,031,775         909,319         736,092
- ------------------------------------------------------------------------------
Other operating expenses:
  Salaries                            283,541         287,597         296,781
  Pension and other employee
    benefits                           70,638          76,171          75,965
- ------------------------------------------------------------------------------
    Total personnel expense           354,179         363,768         372,746
  Net occupancy expense                76,356          71,315          77,149
  Other expenses                      259,361         385,629         494,349
- ------------------------------------------------------------------------------
Total other operating expenses        689,896         820,712         944,244
Provision for ORE and other owned
  asset losses                          5,954               -               -
- ------------------------------------------------------------------------------
Total operating expenses after
   provision for ORE and other
   owned asset losses                 695,850         820,712         944,244
- ------------------------------------------------------------------------------
Income (loss) before taxes and
   cumulative effect of change in
   method of accounting for
   income taxes                       335,925          88,607        (208,152)
Applicable income tax expense          52,341         125,572          21,873
- ------------------------------------------------------------------------------
Income (loss) before cumulative
    effect of change in method
    of accounting for income taxes    283,584         (36,965)       (230,025)
Cumulative effect of change in
    method of accounting
    for income taxes                        -               -          40,000
- ------------------------------------------------------------------------------
Net income  (loss)                $   283,584     $   (36,965)    $  (190,025)
==============================================================================
The accompanying notes are an integral part of the consolidated financial statements.
* Restated, see Note 1 regarding acquisitions.


                                    29


                                                      HSBC Americas, Inc. 1995
- --------------------------------------------------------------------------------
S U P P L E M E N T A L    C O N S O L I D A T E D    S T A T E M E N T    O F
C H A N G E S    I N    S H A R E H O L D E R S '    E Q U I T Y

                                                                      Net
                                                                      Unrealized
                                                                      Gain on
                                                                      Securities
                          Preferred  Common  Capital     Accumulated  Available
                          Stock      Stock   Surplus     Deficit      for Sale
- --------------------------------------------------------------------------------
                                             in thousands
Balance
 December 31, 1992 as
 originally reported in
 Form 10-K for year
 ended December 31, 1995  $ 98,063  $    5 $ 1,181,127   $   36,246   $       -
Common stock contributed
 for pooling of Oleifera
 Investments, Ltd.               -       -     369,650      (58,907)          -
- --------------------------------------------------------------------------------
Balance
 December 31, 1992 as
 restated *                 98,063       5   1,550,777      (22,661)          -
Net loss                         -       -           -     (190,025)          -
Cash dividends declared
 on preferred stock              -       -           -       (5,873)          -
Capital contribution
 from parent                     -       -     270,000            -           -
- --------------------------------------------------------------------------------
Balance
 December 31, 1993 *        98,063       5   1,820,777     (218,559)          -
Net loss                         -       -           -      (36,965)          -
Cash dividends declared
 on preferred stock              -       -           -       (5,873)          -
Cash dividends declared
 on common stock                 -       -           -     (100,000)          -
Capital contribution
 from parent                     -       -     100,000            -           -
- --------------------------------------------------------------------------------
Balance
 December 31, 1994 *        98,063       5   1,920,777     (361,397)          -
Net income                       -       -           -      283,584           -
Cash dividends declared
 on preferred stock              -       -           -       (5,873)          -
Cash dividends declared
 on common stock                 -       -           -     (150,000)          -
Return of capital
 to parent                       -       -    (117,683)           -           -
Transfer of securities
 held to maturity to
 securities available
 for sale, net of
 deferred taxes                  -       -           -            -      29,390
- --------------------------------------------------------------------------------
Balance
 December 31, 1995 *      $ 98,063  $    5 $ 1,803,094   $ (233,686)  $  29,390
================================================================================
The accompanying notes are an integral part of the consolidated financial statements.
* Restated, see Note 1 regarding acquisitions.



                                     30

                                                HSBC Americas, Inc. 1995
- -----------------------------------------------------------------------------
S U P P L E M E N T A L    C O N S O L I D A T E D    S T A T E M E N T
O F   C A S H   F L O W S


Year Ended December 31,                     1995 *       1994 *       1993 *
- -----------------------------------------------------------------------------
                                                     in thousands
Cash flows from operating activities:
 Net income  (loss)                    $   283,584  $   (36,965) $  (190,025)
 Adjustments to reconcile net income (loss)
  to net cash provided (used) by
  operating activities:
  Depreciation, amortization and
   deferred taxes                           (6,743)      64,512      314,208
  Provision for loan losses                175,292      168,703      108,468
  Cumulative effect of change in
   accounting principle                          -            -      (40,000)
  Net change in other accrual accounts    (424,005)    (139,582)     112,721
  Net change in loans originated
   for sale                                (88,853)     171,692       60,621
  Net change in trading assets            (202,610)   1,191,938     (219,803)
  Other, net                               (28,469)      37,098       79,253
- -----------------------------------------------------------------------------
   Net cash provided (used) by
    operating activities                  (291,804)   1,457,396      225,443
- -----------------------------------------------------------------------------
Cash flows from investing activities:
 Net change in interest bearing
   deposits with banks                    (182,054)     409,104     (642,611)
 Net change in short-term investments       81,737      350,009     (154,367)
 Purchases of securities                (1,192,103)    (629,054)  (3,112,919)
 Sales of securities                        61,852       24,846    1,917,287
 Maturities of securities                  665,172      551,822      970,098
 Net change in credit card receivables    (234,858)    (178,679)    (726,699)
 Net change in other short-term loans      (74,725)    (130,389)     (43,286)
 Net originations and maturities of
   long-term loans                        (698,367)    (873,779)     518,138
 Expenditures for premises and equipment   (24,906)     (20,912)     (12,884)
 Other, net                                523,648       40,209       60,690
- -----------------------------------------------------------------------------
  Net cash used by investing activities (1,074,604)    (456,823)  (1,226,553)
- -----------------------------------------------------------------------------
Cash flows from financing activities:
 Net change in deposits                  1,549,122      802,188     (122,613)
 Net change in short-term borrowings       282,221     (847,124)   1,515,622
 Repayment of long-term debt                   (47)    (987,816)    (493,061)
 Capital contributions(return of capital) (117,683)     100,000      270,000
 Dividends paid                           (155,873)    (105,873)      (5,873)
- -----------------------------------------------------------------------------
   Net cash provided (used) by
    financing activities                 1,557,740   (1,038,625)   1,164,075
- -----------------------------------------------------------------------------
Net change in cash and due from banks      191,332      (38,052)     162,965
Cash and due from banks at beginning
   of year                               1,051,003    1,089,055      926,090
- -----------------------------------------------------------------------------
Cash and due from banks at end of year $ 1,242,335  $ 1,051,003  $ 1,089,055
=============================================================================
Cash paid for:  Interest               $   592,194  $   474,440  $   435,776
                Taxes                      185,453      113,779       26,995
Non-cash activities
 Transfers of securities held to maturity
   to available for sale                 2,535,262            -            -
 Transfers from securities available for
   sale to trading assets                        -            -      881,354
- -----------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.
* Restated, see Note 1 regarding acquisitions.



                                        31


                                                    Marine Midland Bank 1995
- ------------------------------------------------------------------------------
C O N S O L I D A T E D    B A L A N C E   S H E E T



December 31,                                          1995            1994
- ------------------------------------------------------------------------------
                                                              in thousands
Assets
Cash and due from banks                          $  1,224,494    $  1,050,204
Interest bearing deposits with banks                1,488,002       1,231,658
Federal funds sold and securities
 purchased under resale agreements                    518,256         599,993
Trading assets                                        616,531         404,300
Securities held to maturity
 (market value $1,887,991 in 1994)                          -       1,947,617
Securities available for sale                       2,567,897          41,723
Loans                                              13,723,691      12,759,223
Less - allowance for loan losses                      476,544         493,448
- ------------------------------------------------------------------------------
      Loans, net                                   13,247,147      12,265,775
Premises and equipment                                180,431         184,599
Customers' acceptance liability                        21,671          24,745
Accrued interest receivable                           149,512         123,136
Other real estate and owned assets                     46,702          26,296
Other assets                                          281,829         565,341
- ------------------------------------------------------------------------------
Total assets                                     $ 20,342,472    $ 18,465,387
==============================================================================

Liabilities
Deposits in domestic offices:
  Noninterest bearing                            $  3,404,311    $  3,171,190
  Interest bearing                                 10,454,352       9,660,674
Interest bearing deposits in foreign offices        2,764,861       2,419,821
- ------------------------------------------------------------------------------
      Total deposits                               16,623,524      15,251,685
Federal funds purchased and securities
 sold under repurchase agreements                   1,136,476         729,169
Other short-term borrowings                           379,544         300,568
Interest, taxes and other liabilities                 275,714         440,906
Acceptances outstanding                                21,671          24,746
Long-term debt                                        260,179         263,510
- ------------------------------------------------------------------------------
Total liabilities                                  18,697,108      17,010,584
- ------------------------------------------------------------------------------

Commitments and contingent liabilities (Notes 17 and 18)
Shareholder's equity
Common shareholder's equity:
  Common stock, $100 par; Authorized - 2,250,000 shares
                          Issued - 1,850,000 shares   185,000         185,000
  Capital surplus                                   1,633,098       1,758,098
  Accumulated deficit                                (201,185)       (488,295)
  Net unrealized gain on securities
   available for sale, net of taxes                    28,451               -
- ------------------------------------------------------------------------------
Total shareholder's equity                          1,645,364       1,454,803
- ------------------------------------------------------------------------------
Total liabilities and shareholder's equity       $ 20,342,472    $ 18,465,387
==============================================================================
The accompanying notes are an integral part of the consolidated financial statements.



                                       32

S U M M A R Y  O F  S I G N I F I C A N T  A C C O U N T I N G
P O L I C I E S

HSBC Americas, Inc. (the Company), formerly Marine Midland Banks, Inc., is a New York State based bank holding company. All of the common stock of the Company is owned by HSBC Holdings B.V., an indirect wholly owned subsidiary of HSBC Holdings plc (HSBC).

The accounting and reporting policies of the Company and its subsidiaries, including its principal subsidiary, Marine Midland Bank (the Bank), conform to generally accepted accounting principles and to predominant practice within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions relating principally to unsettled transactions and events as of the balance sheet date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts. Prior years' financial statements have been reclassified to conform with the current financial statement presentation.

The following is a description of the more significant policies and practices.

Principles of Consolidation


The financial statements of the Company and the Bank are consolidated with those of their respective wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

Investments in companies in which the percentage of ownership is at least 20%, but not more than 50%, are accounted for under the equity method and are included in other assets in the consolidated balance sheet.

Securities


Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS 115), which specifies the prospective accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values. Under FAS 115, debt securities that the Company has the ability and intent to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts. Securities acquired principally for the purpose of selling them in the near term are classified as trading assets and reported at fair value, with unrealized gains and losses included in earnings. All other securities are classified as available for sale and carried at fair value, with unrealized gains and losses, net of related income taxes, excluded from earnings and reported as a separate component of shareholders' equity.

Realized gains and losses on sales of securities are computed on a specific identified cost basis and are reported within other income in the consolidated statement of income. Adjustments of trading assets to fair value and gains and losses on the sale of such securities are recorded in trading revenues.

Prior to the adoption of FAS 115, securities available for sale were reported at the lower of aggregate cost or market value with any valuation adjustments reflected in income.

33

Loans


Loans are stated at their principal amount outstanding, net of unearned income and the net of unamortized nonrefundable fees and related direct loan origination costs. Loans held for sale are carried at the lower of aggregate cost or market value. Interest income is recorded based on methods that result in level rates of return over the terms of the loans. Loans include lease financing transactions representing the aggregate of lease receivables plus estimated residual values net of unearned income. Unearned income is amortized over the lease terms by methods producing a constant rate of return on net lease assets.

Commercial loans are categorized as nonaccruing when, in the opinion of management, reasonable doubt exists with respect to collectibility of interest or principal based on certain factors including period of time past due (principally ninety days) and adequacy of collateral. At the time a loan is classified as nonaccruing, any accrued interest recorded on the loan is generally reversed and charged against income. Interest income on these loans is recognized only to the extent of cash received. In those instances where there is doubt as to collectibility of principal, any interest payments received are applied to principal. Loans are not reclassified as accruing until interest and principal payments are brought current and future payments are reasonably assured. Consumer loans, including residential mortgages, are charged off against the allowance for loan losses according to an established delinquency schedule.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (FAS 114), as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (FAS 118). FAS 114 considers a loan impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are valued at the present value of expected future cash flows, discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

Restructured loans are loans for which the original contractual terms have been modified to provide for terms that are less than the Company would be willing to accept for new loans with comparable risk because of a deterioration in the borrowers' financial condition. Interest on these loans is accrued at the renegotiated rates.

Loan Fees


Nonrefundable fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The amortization of net deferred fees and costs are recognized in interest income, generally by the interest method, based on the contractual terms of the loans. Nonrefundable fees related to lending activities other than direct loan origination are recognized as other income over the period the related service is provided. This includes fees associated with the issuance of loan commitments where the likelihood of the commitment being exercised is considered remote. In the event of the exercise of the commitment, the

34

remaining unamortized fee is recognized in interest income over the loan term using the interest method. Other credit-related fees, such as standby letter of credit fees, loan syndication and agency fees and annual credit card fees are recognized as other operating income over the period the related service is performed.

Allowance for Loan Losses


The allowance for loan losses is an allowance for possible credit related losses. Additions to the allowance are made by provisions charged to current operating income. The determination of the balance of the allowance is based on many factors including credit evaluation of the loan portfolio, current economic conditions, and past loan loss experience. The allowance for loan losses includes a general component which, in management's judgment, is adequate to provide for unidentified losses in the loan portfolio.

Other Real Estate and Other Owned Assets


In situations where loans are secured by real estate or other property and the borrower cannot continue to meet its obligations, the property can be acquired through foreclosure. Such properties are recorded at the lower of cost or fair value (including costs to dispose of the property) on the acquisition dates. Any part of the loan exceeding the fair value of the property at the time of transfer is charged against the loan loss allowance. Subsequent decreases in fair value and net operating results on the property are included in other operating expenses.

Mortgage Servicing Rights


Mortgage servicing rights (MSRs) include purchased mortgage servicing rights (PMSRs) and excess mortgage servicing rights (EMSRs). PMSRs represent the cost of rights acquired in a purchase of mortgage loans where a definitive plan for the sale of loans exists when the transaction was initiated or the cost to acquire the rights to service a pool of mortgages that have previously been sold. EMSRs are recognized when mortgage loans are sold with servicing retained and the net servicing fee rate exceeds the normal servicing fee. The selling price of the loans is adjusted for such excess.

MSRs are amortized over the expected life of the loans serviced, including expected prepayments, using a method that approximates the level yield method. The carrying value of the MSRs is periodically evaluated in relation to estimated future net servicing revenue. Write downs of MSRs are recognized when unexpected prepayments are experienced or anticipated, so that estimated future net servicing income exceeds the carrying amount. The evaluation of future net servicing income is based on a discounted and disaggregated (individual portfolio) methodology.

35

Income Taxes


Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). FAS 109 requires an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as the estimated future tax consequences attributable to net operating loss and tax credit carryforwards. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

The Company and its subsidiaries file a consolidated federal income tax return. Taxes of each subsidiary of the Company are generally determined on the basis of filing separate returns.

Derivative Financial Instruments


Derivative financial instruments, principally interest rate swaps and forward rate agreements are utilized by the Company to manage risk pursuant to an overall asset-liability management strategy. To the extent that these risk management positions are linked to assets-liabilities that are valued on an historical cost basis, accrual or deferral based accounting is applied. As such, risk management positions are not marked to current market value, rather cash flows and/or gains and losses realized are accrued and/or amortized as an adjustment to net interest income, or to the income or expense generated by the corresponding specific asset-liability position.

Derivative financial instruments specifically linked to and utilized to offset the risk associated with securities classified as available for sale, are accounted for on the same basis as the underlying securities. The mark to market value of the derivatives are included with the fair value of the related instruments and as such become a component of the unrealized gains (losses) recorded in the shareholders' equity adjustment account.

Trading positions in derivative financial instruments utilized to offset risk associated with cash trading instruments and foreign exchange trading activity are accounted for on a mark to market (fair value) basis consistent with the accounting applied to the related activity. The mark to market adjustment, which is recorded through the use of a valuation reserve and may include an interest receivable/payable component, along with any related gains or losses realized upon liquidation of a derivative trading position, is recorded as a component of trading revenues (loss).

Derivative financial instruments entered into to facilitate the needs of customers are immediately matched off by taking corresponding and offsetting positions with other counterparties. The Company considers this activity to be a fee generating service offered to certain select customers and does not maintain unmatched positions within this portfolio. With the exception of a small spread between the pay and receive rates, representing compensation for facilitating the transaction, the periodic accrual amounts effectively offset each other. If a position becomes unmatched for any reason, it is immediately accounted for on a mark to market basis.

36

N O T E S  T O  S U P P L E M E N T A L  F I N A N C I A L
S T A T E M E N T S

Note 1. Acquisitions


On January 1, 1995 Concord Leasing, Inc. (Concord), an indirect wholly owned subsidiary of HSBC, was merged with the Company. Concord's outstanding stock was contributed to the Company. Concord provides equipment financing through secured loan and finance lease transactions. Assets of Concord totaled $1.5 billion at December 31, 1994.

On January 1, 1996 the net assets of Oleifera Investments, Ltd. (OIL), an indirect wholly owned subsidiary of HSBC, were transferred to the Company through a contribution of stock. Assets of OIL totaling $183 million at December 31, 1995 consisted primarily of commercial loans and other real estate.

The transactions described above were accounted for as transfers of assets between companies under common control, with the assets and liabilities of Concord and OIL combined with those of the Company at their historical carrying values. The Company's accompanying supplemental consolidated financial statements reflect a restatement of prior periods to include the accounts and results of operations of Concord and OIL as though the transactions occurred as of the beginning of the earliest period presented. Previously reported information was as follows:


Year Ended December 31,           1995              1994              1993

                                              in millions
Net interest income (loss), after
 provision for loan losses:
   HSBC Americas, Inc.          $708.2(1)        $ 759.9           $ 796.2
   Concord Leasing, Inc.             -            (145.2)           (171.4)
   Oleifera Investments, Ltd.      8.7              (1.3)             (5.9)

                                $716.9           $ 613.4           $ 618.9

Net income (loss):
   HSBC Americas, Inc.          $291.7(1)        $ 229.3           $ 173.2
   Concord Leasing, Inc.             -            (212.1)           (244.1)
   Oleifera Investments, Ltd.     (8.1)            (54.2)           (119.1)

                                $283.6           $ (37.0)          $(190.0)


(1) As reported in Annual Report on Form 10-K for 1995.

The Company has reached an agreement to acquire the East River Savings Bank branch network and deposits, and selected commercial, residential and consumer loans for $93 million. The agreement calls for the Company to acquire all 11 branches, and $1.1 billion in assets and to assume $1.2 billion in deposits. The purchase transaction is subject to regulatory approvals and is expected to be consummated in the second quarter of 1996.

37

Note 2. Cash and Due from Banks


The Bank is required to maintain noninterest bearing balances at Federal Reserve Banks as part of its membership requirements in the Federal Reserve System. These balances averaged $214,338,000 in 1995 and $203,669,000 in 1994.


Note 3. Trading Assets


An analysis of trading assets, which are valued at market, follows.

December 31,                                        1995              1994

                                                       in thousands
U.S. Government                                 $ 10,394          $ 10,259
Mortgage and other asset
 backed securities                               600,508           360,723
Other securities                                   4,624            30,921
Derivatives                                        1,005             2,397

                                                $616,531          $404,300


The net gains (losses) resulting from trading activities are summarized by categories of financial instruments in the following table.

Year Ended December 31,           1995              1994              1993

                                              in thousands
U.S. Government                $(2,302)         $ (6,361)         $  7,111
Mortgage and other asset
 backed securities               5,660           (19,663)           (4,860)
Other securities                 1,171              (854)            9,500
Derivatives                     (2,975)            9,369           (21,941)

Trading asset revenues (loss)    1,554           (17,509)          (10,190)
Foreign exchange revenue         3,845             3,625             7,282

Trading revenues (loss)        $ 5,399          $(13,884)         $ (2,908)

Note 4. Securities


On October 1, 1993, the Company transferred its entire available for sale portfolio having a market value of $881,354,000 to trading assets. As a result of the transfer, the adoption of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS 115), on January 1, 1994 had no effect on the Company's financial statements.

In November 1995, the Financial Accounting Standards Board issued a Special Report, "A Guide to the Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which provided a one-time opportunity for companies to reassess the appropriateness of the classifications of securities under FAS 115. The Company reassessed the classifications of its securities held and during December 1995 transferred securities from held to maturity with an amortized cost of $2,491,402,000 and a fair value of $2,535,262,000 to available for sale. The redesignations were accounted for at fair value resulting in an unrealized gain net of taxes of $29,390,000 recorded in shareholders' equity. The one-time reassessment does

38

not call into question management's ability and intent to hold securities to maturity in the future. The amortized cost and fair value of securities follows.

                                               1995                                   1994
                                           Gross      Gross
                           Amortized  Unrealized  Unrealized        Fair     Amortized         Fair
December 31,                    Cost       Gains      Losses       Value          Cost        Value

                                                        in thousands
Held to maturity:
  U.S. Treasury           $        -     $     -      $    -   $        -   $1,064,995   $1,037,274
  U.S. Government agency           -           -           -            -      750,917      718,974
  Other debt securities            -           -           -            -      151,726      151,402

                          $        -     $     -      $    -   $        -   $1,967,638   $1,907,650

Available for sale:
  U.S. Treasury           $1,682,527     $33,510      $1,353   $1,714,684   $        -   $        -
  U.S. Government agency     607,699      12,312       1,507      618,504            -            -
  Other debt securities      201,176         917          19      202,074       34,000       34,000
  Equity securities           77,212       1,356           -       78,568       80,232       80,232

                          $2,568,614     $48,095      $2,879   $2,613,830   $  114,232   $  114,232


At December 31, 1994, with regard to securities held to maturity, the Company had gross unrealized gains of $29,000, $267,000 and $722,000 and gross unrealized losses of $27,750,000, $32,210,000 and $1,046,000 related to U.S.
Treasury, U.S. Government agency and other debt securities, respectively.

Proceeds from the sale of securities available for sale during 1995 were $54,732,000 resulting in gross realized gains of $16,680,000 and gross realized losses of $4,340,000 compared with proceeds of $16,136,000 and gross realized gains of $8,935,000 and gross realized losses of $1,029,000 in 1994. The net gains realized related to equity investments classified as available
for sale during 1995 and 1994.   During 1993, proceeds from the sale of
securities totaled $1,875,322,000 resulting in gross gains and losses of $2,900,000 and $7,300,000 respectively. Substantially all interest income on securities is taxable.

The carrying and fair values of debt securities available for sale at December 31, 1995, by contractual maturity are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties. The amounts reflected in the table exclude $77,212,000 amortized cost, ($78,568,000 fair value) of equity securities available for sale that do not have fixed maturities.

                                                      Available for Sale
                                                   Amortized           Fair
December 31, 1995                                       Cost          Value

                                                           in thousands
Within one year                                   $  306,696     $  306,667
After one but within five years                    1,452,505      1,481,682
After five but within ten years                      516,841        519,820
After ten years                                      215,360        227,093

                                                  $2,491,402     $2,535,262

39

Note 5. Loans


Loans are presented net of unearned income of $196,399,000 and $253,980,000 at December 31, 1995 and 1994, respectively. A distribution of the loan portfolio follows. International loans include "Brady bonds" issued by the United Mexican States and the Republic of Venezuela in the refinancing of their debt obligations. These bonds had an aggregate carrying value of $353,334,000 (face value $365,600,000) and an aggregate fair value of $228,679,000, $185,907,000 and $284,729,000 at year ends 1995, 1994 and 1993, respectively. The Company's intent is to hold these instruments until maturity. The bonds are fully secured as to principal by zero-coupon U.S. Treasury securities with face value equal to that of the underlying bonds.


December 31,                                             1995          1994

                                                            in thousands
Domestic:
  Commercial:
    Construction loans                            $   428,237   $   480,077
    Mortgage loans                                    999,207       930,794
    Loans and advances to affiliates                  343,519       302,219
    Other business and financial                    4,864,875     4,992,696
  Consumer:
    Residential mortgages                           3,080,267     2,738,083
    Credit card receivables                         1,843,660     1,655,463
    Other consumer loans                            1,471,952     1,406,509
International                                         740,622       627,990

                                                  $13,772,339   $13,133,831


Residential mortgages include $121,586,000 and $21,350,000 of residential mortgages held for sale at December 31, 1995 and 1994, respectively. Other consumer loans include $397,250,000 and $406,009,000 of higher education loans also held for sale at December 31, 1995 and 1994, respectively.

At December 31, 1995 and 1994, the Company's nonaccruing loans were $468,349,000 and $1,061,380,000, respectively. At December 31, 1995 and 1994, the Company had commitments to lend additional funds of $11,400,000 and $11,365,000, respectively, to borrowers whose loans are classified as nonaccruing. A significant portion of these commitments include clauses that provide for cancellation in the event of a material adverse change in the financial position of the borrower.


Year Ended December 31,                              1995     1994     1993

                                                       in thousands
Interest revenue on nonaccruing loans which
 would have been recorded had they been
 current in accordance with their original terms  $70,166  $96,588 $101,261
Interest revenue recorded on nonaccruing loans     32,841   38,082   29,434


As a result of adopting the provisions of FAS 114, insubstance foreclosed real estate (ISORE) and insubstance foreclosed other assets are now classified as nonaccruing loans. ISORE totaling $67,000,000 and insubstance foreclosed other assets totaling $3,200,000 at December 31, 1994 have been reclassified to loans in the consolidated balance sheet to reflect consistent presentation.

40

The Company identified impaired loans as defined by FAS 114 totaling $347,778,000 at December 31, 1995, of which $116,661,000 had specific loan loss allowance of $61,159,000. All impaired loans are classified as nonaccruing. The average recorded investment in such impaired loans during 1995 was $445,318,000. No interest income was recognized on impaired loans during 1995.

The Company has loans outstanding to certain nonemployee directors and to certain entities in which a director is a general partner or has a 10% or more ownership. The loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount of such loans does not exceed 5% of shareholders' equity at December 31, 1995 and 1994.


Note 6. Allowance for Loan Losses


An analysis of the allowance for loan losses follows.

                                               1995          1994          1993

                                                     in thousands
Balance at beginning of year              $ 531,496     $ 524,307     $ 700,891
Allowance related to acquired businesses        371         1,167             -
Provision charged to income                 175,292       168,703       108,468
Recoveries on loans charged off              56,133        81,118        73,388
Loans charged off                          (285,790)     (243,799)     (358,440)

Balance at end of year                    $ 477,502     $ 531,496     $ 524,307


Note 5 provides information on impaired loans as defined by FAS 114 and the related specific loan loss allowance. The allowance did not change as a result of adopting FAS 114 and FAS 118.


Note 7. Mortgage Servicing Rights


An analysis of mortgage servicing rights (MSRs) follows.

December 31,                                             1995          1994

                                                           in thousands
Purchased mortgage servicing rights                   $23,828       $30,783
Excess mortgage servicing rights                       12,994        22,027

                                                      $36,822       $52,810


The Company services mortgages for others. The unpaid balances of these loans were $6.5 billion, $6.9 billion and $7.3 billion at December 31, 1995, 1994, and 1993, respectively.

The MSRs at December 31, 1995 were estimated to have a market value of $65 million. The carrying value of MSRs is periodically evaluated in relation to the estimated future net servicing revenue. The evaluation of estimated future net servicing revenue is based on a discounted and disaggregated methodology incorporating prepayment speeds based on the published security dealer estimates and other assumptions. At December 31, 1995, the carrying value of both PMSRs and EMSRs was below the estimated future net servicing revenue. Amortization and writedowns related to MSRs was $17 million, $16 million and $259 million for the years 1995, 1994 and 1993, respectively.

41

The Company is required to adopt Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights (FAS 122), effective
January 1, 1996. FAS 122 requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. FAS 122 also introduces the concept of evaluating impairment in servicing rights based on fair value. The Company does not expect that the adoption of FAS 122 will have a material effect on its financial position or results of operation.

Note 8. Short-Term Borrowings


At December 31, 1995, the Company had unused lines of credit with HSBC aggregating $100,000,000. These lines of credit do not require compensating balance arrangements and commitment fees are not significant. Outstanding domestic commercial paper borrowings were $276,590,000 and $226,152,000 at December 31, 1995 and 1994, respectively.

Note 9. Income Taxes


Effective January 1, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). Total income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 was allocated as follows including the deferred Federal income tax benefit of $40,000,000 reflected as the cumulative effect at January 1, 1993, of the change in accounting for income taxes.


Year Ended December 31,                   1995          1994          1993

                                                  in thousands
To income from operations              $52,341      $125,572      $ 21,873
To unrealized gain on securities
 available for sale, net of taxes       15,825             -             -
To cumulative effective of change
 in accounting for income taxes              -             -       (40,000)

                                       $68,166      $125,572      $(18,127)


The components of the Company's consolidated income tax expense from operations follows:

Year Ended December 31,                            1995          1994          1993

                                                           in thousands
Current:
  Federal                                     $  74,816      $ 88,200      $  9,588
  State and local                                52,484        30,200         6,994
  Foreign                                       (10,959)        7,172         5,291

Total current                                   116,341       125,572        21,873

Deferred:
  Decrease (increase) in deferred tax assets     39,520       (41,673)       (1,173)
  (Decrease) increase in valuation allowance
   for deferred tax assets                     (103,520)       41,673         1,173

Total deferred                                  (64,000)            -             -

Total income taxes                            $  52,341      $125,572      $ 21,873


42


The following table is an analysis of the difference between effective rates based on the total income tax provision attributable to income from operations and the statutory U.S. Federal income tax rate.

Year Ended December 31,                                   1995          1994         1993

Statutory rate                                            35.0%         35.0%        35.0%
Increase (decrease) due to:
  State, local and foreign income taxes                    8.0          27.4         (3.8)
  Change in valuation allowance for deferred tax assets  (30.8)         10.8         44.3
  Adjustment to deferred tax assets and liabilities
   for enacted change in tax rate                            -             -          2.6
  Alternative minimum tax due to limitation
   of net operating loss                                     -             -         (4.6)
  Tax exempt interest income                               (.9)         (3.4)         1.4
  Adjustment to deferred tax assets and
   liabilities due to change in tax basis                  1.8         (40.2)       (10.6)
  Limit on net operating loss benefit recognized             -         102.7        (72.3)
  Other items                                              2.5           9.4         (2.5)

Effective income tax rate                                 15.6%        141.7%       (10.5)%


The components of the net deferred tax asset are summarized below.

December 31,                                             1995          1994

                                                           in thousands
Deferred tax assets:
  Allowance for loan losses                          $174,647      $226,166
  Deferred charge offs                                 64,711        70,980
  Depreciation and amortization                        18,523        18,249
  Accrued expenses not currently deductible            50,644        48,061
  Federal net operating loss carryforwards            119,524       116,409
  Accrued pension cost                                    607        10,638
  Mortgage servicing fees                               6,724        10,165
  Other                                                30,867         8,925

                                                      466,247       509,593
  Less valuation allowance                            303,689       407,209

    Total deferred tax assets                         162,558       102,384

Less deferred tax liabilities:
  Lease financing income accrued                       36,648        40,191
  Accrued income on foreign bonds                      21,910        22,193
  Securities available for sale                        15,825             -

    Total deferred tax liabilities                     74,383        62,384

    Net deferred tax asset                           $ 88,175      $ 40,000


During 1995, gross deferred tax assets declined by $43,346,000 and deferred tax liabilities increased by $11,999,000. These changes were offset by a decrease of $103,520,000 in the valuation allowance, resulting in an increase of $48,175,000 in the net deferred tax asset. The recognition of the $88,175,000 net deferred tax asset at December 31, 1995 was based principally on the forecast that taxable income in 1996 would be sufficient to fully utilize the Federal net operating loss carryforward.

43


Note 10. Long-Term Debt


The following is a summary of long-term debt.

December 31,                                                       1995       1994

                                                                   in thousands
Issued by the Company or subsidiaries other than the Bank:
  Floating rate subordinated notes due 2000  (5.94%)           $200,000   $200,000
  Floating rate subordinated notes due 2009  (5.88%)            124,320    124,320
  Floating rate subordinated capital notes due 1999 (6.19%)     100,000    100,000
  8 5/8% subordinated capital notes due 1997                    125,000    125,000
  Other notes payable                                               252        274

                                                                549,572    549,594
Issued by Marine Midland Bank or its subsidiaries:
  Floating rate subordinated capital notes due 1996 (5.81%)     125,000    125,000
Obligations under capital leases                                 35,178     38,510

                                                               $709,750   $713,104


Debt issued by Marine Midland Bank or its subsidiaries excludes a floating rate note payable to the Company of $100,000,000 due 2000.

Interest rates on floating rate notes are determined periodically by formulas based on certain money market rates or, in certain instances, by minimum interest rates as specified in the agreements governing the respective issues. Interest rates on the floating notes in effect at December 31, 1995 are shown in parentheses.

At maturity, the floating rate subordinated capital notes due 1999 and the 8 5/8% subordinated capital notes due 1997 will be exchanged by the Company for capital securities of the Company, or at the Company's option, the principal amount may be paid from funds designated by the Board of Governors of the Federal Reserve System as available for the retirement or redemption of the notes.

The floating rate subordinated capital notes due 1996 issued by the Bank are to be purchased by the Company at maturity for consideration consisting of (i) cash equal to any net proceeds of the sale of capital securities, (ii) capital securities of the Company having a market value equal to the principal amount of the notes, or (iii) a combination thereof.

Scheduled maturities for the debt, excluding obligations under capital leases, over the next five years are as follows: 1996, $125,052,000; 1997, $125,057,000; 1998, $63,000; 1999, $100,069,000; and 2000, $200,011,000.
Maturities for obligations under capital leases are reported in Note 17, Commitments and Contingent Liabilities.


Note 11. Preferred Stock


A summary of preferred stock outstanding at December 31, 1995 and 1994 follows:

                                                               in thousands
$5.50 Cumulative preferred stock, 22,154 shares                     $ 2,216
Adjustable rate cumulative preferred stock, 1,916,950 shares         95,847

                                                                    $98,063

44

The $5.50 cumulative preferred stock has a stated value and a liquidation value of $100 per share and is redeemable at the election of the Company at $100 per share.

The adjustable rate cumulative preferred stock has a liquidation preference of $50 per share. The dividend rate is determined quarterly and is based on a formula which considers certain short- and long-term interest rates. The dividend rate per annum for any dividend period will not be less than 6% nor greater than 12%. This stock is redeemable at the option of the Company at $50 per share.

Note 12. Common Stock


All of the common stock of the Company is owned by HSBC Holdings B.V. Common shares authorized and issued are 1,100 and 1,001, respectively, with a par value of $5.00.

Note 13. Retained Earnings


Bank dividends are a major source of funds for payment by the Company of shareholder dividends and along with interest earned on investments, cover the Company's operating expenses which consist primarily of interest on outstanding debt. The approval of the Federal Reserve Board is required if the total of all dividends declared by the Bank in any year would exceed the net profits for that year, combined with the retained profits for the two preceding years. Under a separate restriction, payment of dividends are prohibited in amounts greater than undivided profits then on hand, after deducting actual losses and bad debts. Bad debts are debts due and unpaid for a period of six months unless well secured and in the process of collection. These rules currently restrict the Bank from paying dividends to the Company as of December 31, 1995.

Restrictions on the Company's ability to pay common dividends are contained in its Certificate of Incorporation. Under the covenant, the aggregate amount of all common dividends, distributions and payments declared or made after December 31, 1963 cannot exceed an amount computed under a formula set forth in the certificate. As of December 31, 1995, the amount available under the formula exceeded such payments since December 31, 1963 by $1.5 billion.

Note 14. Transactions with Principal Shareholder


The Company's common stock is owned by HSBC Holdings B.V., an indirect wholly owned subsidiary of HSBC.

In the normal course of business, the Company conducts transactions with HSBC, including its 25% or more owned subsidiaries (HSBC Group). These transactions occur at prevailing market rates and terms and, include deposits taken and placed, short-term borrowings and interest rate contracts.

At December 31, 1995 and 1994 assets of $389,675,000 and $432,133,000, respectively, and liabilities of $1,795,216,000 and $1,980,104,000, respectively, related to such transactions with the HSBC Group were included in the Company's balance sheet. In anticipation of the merger transaction

45

described in Note 1, HSBC transferred $1 billion to the Company in December 1994. These funds were used by Concord to extinguish its debt payable to nonaffiliated parties prior to January 1, 1995. Borrowings from HSBC, included in other short-term borrowings on the balance sheet, were $745,500,000 at December 31, 1995.

Interest rate forward and futures contracts and interest rate swap contracts entered into with the HSBC Group are used primarily as an asset and liability management tool to manage interest rate risk. At December 31, 1995 and 1994 the notional value of these contracts with members of the HSBC Group were $17,302,744,000 and $15,216,960,000, respectively.

Legal restrictions on extensions of credit by the Bank to the HSBC Group require that such extensions be secured by eligible collateral. At December 31, 1995 and 1994, outstanding extensions of credit secured by eligible collateral were $211,692,000 and $152,923,000, respectively.

Note 15. Employee Benefit Plans


The Company, the Bank and certain other subsidiaries maintain a noncontributory pension plan covering substantially all of their employees. Certain other HSBC subsidiaries participate in this plan. Benefits under the plan are based on age, years of service and employee's compensation during the last five years of employment. The following table sets forth the plan's funded status.


December 31,                                               1995       1994

                                                           in thousands
Plan assets at fair value, primarily
 marketable securities                                 $243,454   $173,952

Actuarial present value of benefits
 for service rendered to date:
  Vested benefits based on
   salaries to date                                     205,514    169,209
  Additional benefits for nonvested
   participants                                          13,308     10,356

  Accumulated benefits based on
   salaries to date                                     218,822    179,565
  Additional benefits based on
   estimated future salary levels                        42,185     34,513

Projected benefit obligation                            261,007    214,078

Projected benefit obligation (in excess of)
 or less than plan assets                               (17,553)   (40,126)
Unrecognized net asset existing at January 1,
 1985 being amortized over 14 years                      (4,022)    (5,363)
Unrecognized prior service cost                           5,177      5,508
Unrecognized net loss                                    15,478      9,041

Accrued pension liability                              $   (920)  $(30,940)


Assumptions used:
  Discount rate                                            7.25%      8.25%
  Weighted average salary increase                         4.90       5.90
  Expected long-term rate of return on assets              9.50       9.50


46


Net pension expense for 1995, 1994 and 1993 included the following components.

                                                  1995        1994       1993

                                                      in thousands
Service cost-benefits earned during the year  $ 10,260    $ 10,323   $ 11,813
Interest cost                                   17,496      15,526     13,586
Actual return on assets                        (38,321)      4,049    (17,522)
Net amortization and deferral                   21,545     (21,069)     4,043

Net pension expense                           $ 10,980    $  8,829   $ 11,920


Accrued pension cost at December 31, 1995 and December 31, 1994, includes $460,000 and $545,000, respectively, and net pension expense includes $905,000 for 1995 and $696,000 for 1994 and 1993 recognized in the financial statements of other HSBC subsidiaries.

The Company maintains unfunded noncontributory health and life insurance coverage for all employees who retired from the Company and were eligible for immediate pension benefits from the Company's retirement plan. Employees retiring after January 1, 1993 will absorb a portion of the cost of these benefits. Employees hired after this same date are not eligible for these benefits. A premium cap has been established for the Company's share of retiree medical costs.


The following table sets forth the status of the plan with the amounts included in the balance sheet at December 31, 1995 and 1994.

December 31,                                              1995        1994

                                                            in thousands
Accumulated postretirement benefit obligation:
  Retirees                                            $ 45,809    $ 49,534
  Fully eligible active plan participants                2,345       2,792
  Other active plan participants                        28,861      17,455

                                                       (77,015)    (69,781)
Plan assets at fair value                                    -           -

Funded status                                          (77,015)    (69,781)
Unrecognized transition obligation existing at
  January 1, 1993 being amortized over 20 years         55,200      58,447
Unrecognized net (gain) loss                             3,348        (134)

Accrued postretirement benefit cost                   $(18,467)   $(11,468)


Assumptions used:
  Discount rate                                           6.75%       8.00%
  Health care cost trend rate                            14.00       15.00



Net periodic postretirement benefit cost for 1995, 1994 and 1993 included the following components.

                                                      1995       1994        1993

                                                         in thousands
Service cost - benefits earned during the year      $1,694    $ 1,818     $ 1,658
Interest cost on accumulated postretirement benefit
 obligation                                          4,839      5,187       5,239
Amortization of unrecognized transition obligation   3,247      3,270       3,303

Net periodic postretirement benefit cost            $9,780    $10,275     $10,200


For measurement purposes, the health care cost trend rate was assumed initially decreasing 1% per year to increases of 7% per year in the year 2002. The health care cost trend rate assumption has an effect on the amounts

47

reported. For example, increasing the assumed health care cost trend rates by 1% point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $1,124,000 and the aggregate of the interest cost and service cost components of the net periodic cost by $104,000. The amortization of the initial liability of $66,064,000 over 20 years beginning January 1, 1993 is reflected in the amortization of unrecognized transition obligation. The initial liability represented an accumulated postretirement benefit obligation of $43,987,000 for current retirees and $22,077,000 for active employees based on a weighted-average discount rate of 8.25%.

During 1994, the Company reflected the expense impact of a voluntary retirement program. Based on Statement of Financial Accounting Standards
No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits, the Company recorded $19,950,000 for specific termination benefits relating to pension payments in operating expenses. The Company also recorded an additional $393,000 expense relating to retiree health and life insurance as a result of this program.

Effective in 1994, the Company adopted Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits (FAS 112) which requires recognition of the cost of benefits provided to former or inactive employees after employment but before retirement on an accrual basis, rather than expensing such costs when paid. Since the Company was substantially in compliance with the provisions of FAS 112, the adoption of this statement had an immaterial impact on 1994 earnings.

Note 16. International Operations


International activities are defined as those conducted with non-U.S. domiciled customers. In the following table, international loans are distributed geographically primarily on the basis of the location of the head office or residence of the borrowers or, in the case of certain guaranteed loans, the guarantors. Interest bearing deposits with banks and their branches are grouped by the location of the head office of the foreign bank. Investments and acceptances are distributed on the basis of the location of the issuers or borrowers. The following tables summarize the Company's international activities.


International Assets by Geographic Distribution and Domestic Assets
December 31,                                            1995          1994

                                                            in millions
International:
  Europe/Middle East/Africa                          $   702       $   764
  Asia/Pacific                                           761           519
  Other Western Hemisphere                               543           533
Less: allowance for loan losses                          (28)           (2)

Total international                                    1,978         1,814
Domestic                                              18,575        17,306

Total domestic/international                         $20,553       $19,120


48

Total international assets averaged $1,610,000,000, $1,854,000,000 and $2,040,000,000, or 8.5%, 10.0% and 10.6% of total average assets, during 1995,
1994 and 1993, respectively. Total international liabilities averaged $1,475,000,000, $1,706,000,000 and $1,886,000,000, or 8.6%, 10.1% and 10.8%
of total average liabilities, during 1995, 1994 and 1993, respectively.


Revenues and Earnings - International
                                                     Income (Loss) Before Taxes   Income (Loss) Before
                            Total Operating Income    and Change in Accounting    Change in Accounting

Year Ended December 31,    1995      1994      1993     1995    1994     1993     1995     1994      1993

                                                           in millions
International:
  Europe/MiddleEast/
    Africa             $   38.7  $   38.0  $   51.9   $ 10.7   $ 3.5  $   6.3   $  6.1   $  2.3   $   5.6
  Asia/Pacific             46.7      37.1      33.0     27.5    11.6      8.8     15.7      7.7       7.9
  Other Western
    Hemisphere             38.9      35.6      37.8    (13.8)   10.1     10.5     (7.9)     6.7       9.3
  United States            13.0      10.7      24.9     10.1     5.3     12.4      5.8      3.5      11.0

Total international       137.3     121.4     147.6     34.5    30.5     38.0     19.7     20.2      33.8
Domestic                1,667.3   1,433.1   1,189.3    301.4    58.1   (246.2)   263.9    (57.2)   (263.8)

Total domestic/
  international        $1,804.6  $1,554.5  $1,336.9   $335.9   $88.6  $(208.2)  $283.6   $(37.0)  $(230.0)


Interest and fee related income on international assets is distributed geographically on the same basis as the related asset. Other international operating income is distributed to the geographic area where the service or operation is performed. Included in consolidated other income are foreign currency exchange gains of $3,845,000, $3,625,000 and $7,282,000 for 1995,
1994 and 1993, respectively.

In order to arrive at income before taxes and change in accounting by geographic areas, various allocations, some of which are subjective by necessity, have been made. In addition to estimating a provision for loan losses, allocations of indirect expenses and administrative overhead are made among areas to best reflect services provided and a charge or credit is made at market rates for use of funds after consideration has been given for the use of capital. Taxes are estimated for international operations and are allocated geographically in proportion to income before taxes.


49

Note 17. Commitments and Contingent Liabilities


At December 31, 1995 securities, loans and other assets carried in the consolidated balance sheets at $1,198,480,000 were pledged as collateral for borrowings, to secure governmental and trust deposits and for other purposes.

The Company and its subsidiaries are obligated under a number of noncancellable leases for premises and equipment. Certain leases contain renewal options and escalation clauses. Minimum future rental commitments on leases in effect at December 3l, l995 were:


                                                                   Capital     Operating
                                                                    Leases        Leases

                                                                       in thousands
1996                                                              $  7,549      $ 22,858
1997                                                                 7,398        21,359
1998                                                                 6,546        19,798
1999                                                                 6,504        18,151
2000                                                                 6,408        16,410
Later years                                                         72,774        45,805

Total minimum lease payments                                       107,179      $144,381
Less: executory costs                                               39,314

Net minimum obligation                                              67,865
Less: amount representing interest                                  32,687

Present value of net minimum lease payments at December 31, 1995  $ 35,178


Operating expenses include rental expense, net of sublease rentals, of $36,608,000, $33,832,000 and $42,301,000 in 1995, 1994 and 1993, respectively.

The Company and its subsidiaries are defendants in a number of legal proceedings arising out of, and incidental to, their businesses. Management of the Company, based on its review with counsel of the development of these matters to date, is of the opinion that the ultimate resolution of these pending proceedings will not have a material adverse effect on the business or financial position of the Company.

Note 18. Financial Instruments With Off-Balance Sheet Risk


The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to realize profits. The contract or notional amount of those instruments expresses the extent of involvement the Company has in particular classes of financial instruments. These financial instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the consolidated balance sheet. Credit risk represents the possibility of loss resulting from the failure of another party to perform in accordance with the terms of a contract. The Company uses the same credit policies in making commitments and conditional obligations as it does for balance sheet instruments.

Market risk represents the exposure to future loss resulting from the decrease in value of an on- or off-balance sheet financial instrument caused by changes in interest rates. Market risk is a function of the type of financial instrument involved, transaction volume, tenor and terms of the agreement and

50

the overall interest rate environment. The Company controls market risk by managing the mix of the aggregate financial instrument portfolio and by entering into offsetting positions.


A summary of the significant financial instruments with off-balance sheet risk follows.

December 31,                                                 1995      1994

                                                             in millions
Financial instruments whose contract amounts represent
 the associated risk:
   Standby letters of credit and financial guarantees
      Guarantees for certain debt obligations of borrowers
        State and municipal                                $   385  $ 1,236
        Industrial revenue                                     285      335
        Other, primarily corporate                              35      181
      Other                                                    412      387
   Other letters of credit                                     215      144
   Commitments to extend credit                              4,712    4,792
Financial instruments whose notional or contract amounts
 do not represent the associated risk:
   Interest rate swaps                                      13,398   12,817
   Forward rate agreements                                   3,540    2,105
   Futures contracts                                           100    1,016
   Interest rate caps and floors                               527      442
   Foreign exchange contracts                                  165      221


For commitments to extend credit, standby letters of credit and guarantees, the Company's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument, is represented by the contractual amount of those instruments. Management does not anticipate any material losses as a result of these transactions.

For those financial instruments whose contractual or notional amount does not represent the amount exposed to credit loss, risk at any point in time represents the cost, on a present value basis, of replacing these existing transactions at current interest and exchange rates. Based on this measurement, $118,293,000 was at risk at December 31, 1995. See Note 19 for further discussion of activities in derivative financial instruments. The Company controls the credit risk associated with off-balance sheet derivative financial instruments established for each counterparty through the normal credit approval process. The Company generally does not require collateral or other security to support these financial instruments.

Standby letters of credit and guarantees have been reduced by $56,567,000 and $44,966,000 at December 31, 1995 and 1994, respectively, which represent the amounts participated to other institutions. Maturities of guarantees for certain debt obligations of borrowers range from 1996 to 2015. Fees received are generally recognized as revenue over the life of the guarantee.

Foreign exchange contracts represent the gross amount of contracts to purchase and sell foreign currencies, and do not consider the extent to which offsets may exist.

51

Note 19. Derivative Financial Instruments


As principally an end-user of off-balance sheet financial instruments, the Company uses various derivative products to manage its overall interest rate risk by reducing the risk associated with changes in the income stream of certain on-balance sheet assets. The Company also maintains various derivatives in its trading and available for sale securities portfolio to offset risk associated with changes in market value of the related assets, and to satisfy the foreign currency requirements of customers.

The derivative instrument portfolios are actively managed in response to changes in overall and specific balance sheet positions, cash requirements, expectations of future interest rates, market environments and business strategies. Associated credit risk is controlled through the establishment and monitoring of approved limits in derivative positions. Credit risk is also mitigated by the fact that almost all derivative contracts are executed with members of the HSBC group, and such contracts are subject to enforceable master netting agreements.


The following table summarizes the risk management and trading positions of derivative contracts.

                                                Notional       Fair Value
December 31,                                 1995     1994    1995    1994

                                                     in millions
Risk management positions
  Interest rate swaps                     $12,691  $11,638    $(12)  $(104)
  Forward rate agreements                   3,540    2,105       1       1
  Interest rate caps and floors               527      442       -       -
Trading positions
  Interest rate swaps                         707    1,180      (1)     (3)
  Futures contracts                           100    1,016       -       1
  Foreign exchange contracts                  165      221       -       1


Risk management activities - Through the normal course of operations, the Company is subject to the risk of interest rate fluctuations to the extent that interest earning assets and interest bearing liabilities mature or reprice at different times or by differing amounts. The Company's risk management activities are designed to optimize net interest income within ranges of interest rate risk that management considers acceptable. Currently, the Company conducts its risk management activities within the context of an asset-sensitive balance sheet position. This asset-sensitive position, while improving net interest margin when interest rates rise and assets are repricing to higher rates in advance of liabilities, negatively impacts margin when interest rates are falling. At December 31, 1995, interest rate swaps included pay variable/receive fixed positions of $6,122,000,000, pay fixed/receive variable positions of $5,699,000,000 and pay variable/receive variable positions of $870,000,000.

The Company uses interest rate swaps and forward rate agreements in its risk management activities which are linked as hedges of various on-balance sheet assets. As net interest margins decrease as a result of decreases in interest rates, cash flows from the derivative contracts will increase to replace a portion of the lost margins. Conversely, as net interest margins improve as interest rates rise, amounts due under the derivative contracts increase to dampen the positive effect of rate increases.

52

Interest rate risk is measured through a combination of various simulation modeling techniques and repricing analyses.


The following represents a maturity analysis of risk management derivative contracts outstanding at December 31, 1995.

December 31,                       1996    1997    1998  1999   2000   2001-    Total
                                                                       2004

                                                  in millions
Interest rate swaps              $9,345  $1,843    $658  $165   $232   $448   $12,691
Forward rate agreements           2,885     655       -     -      -      -     3,540
Interest rate caps and floors        48      23       -     -    156    300       527


At December 31, 1995, derivative contracts with a notional value of $9,410,000,000 and unrecognized fair value loss of $2,847,000 were being effectively utilized to hedge interest rate risk associated with certain residential mortgage assets. In addition, $6,531,000,000 in notional value contracts, with an unrecognized loss of $2,613,000 were being utilized to hedge interest rate risk associated with certain commercial loan assets. The Company also has $155,750,000 in notional value contracts with an unrecognized fair value gain of $857,000 being utilized to hedge risk associated with mortgage servicing rights. Further $135,818,000 in notional value contracts with an unrecognized fair value gain of $17,000 were entered into to facilitate the needs of certain customers and $525,300,000 in notional value of derivative contracts with a fair value loss of $6,066,000 are specifically linked to securities reported as available for sale.

For those assets reported on an historical cost basis, risk management positions are not marked to current market value, rather, cash flows and/or gains and losses realized are accrued and/or amortized as an adjustment to the interest income generated by the corresponding specific asset position.

For investment securities reported as available for sale, the mark to market of the related derivative contacts are considered a component of the fair value of the securities they are linked to for purposes of determining the adjustment to shareholders' equity that results pursuant to the valuation of these instruments.

Trading activities - The Company deploys excess liquidity by maintaining active trading positions in a variety of highly-liquid debt instruments including U.S. Government obligations, non-high risk mortgage and asset-backed and other securities for the purpose of generating income. The trading portfolio is managed to realize profits from short-term price movements associated with holding high credit quality securities and associated off-balance sheet derivative instruments.

The majority of derivative instruments held in the trading portfolio are utilized to hedge market and interest rate risk associated with the on-balance sheet cash instruments they are linked to. That is, changes in value of cash instruments are effectively offset by changes in value of the related derivative to the extent the on-balance sheet positions are hedged. The Company had no speculative derivative positions at December 31, 1995.

The Company's derivative trading positions, which are currently limited to interest rate swaps, exchange traded forwards, futures and open foreign

53

exchange contracts, are subject to interest rate risk, maturity and credit exposure limits. Stop loss limits have been imposed on all trading positions, including derivatives, to mitigate exposure to price movements.


Net revenues, by instrument type, associated with trading activities during 1995 and 1994 follows:


Net Gains/(Losses)                                       1995          1994

                                                            in millions
Interest rate swaps                                    $   -           $2.5
Forward rate agreements                                    -             .3
Futures contracts                                       (3.0)           6.6
Foreign exchange contracts                               3.8            3.6


Derivative trading positions are marked to market with gains and losses recorded as a component of net trading revenues. Generally, as individual trading assets are sold, the corresponding derivative positions are liquidated and gains and losses realized.


The following summarizes by instrument type, the year-end and average fair values of derivative trading positions.

                                                           Fair Value
December 31, 1995                                   Year-end       Average

                                                           in millions
Interest rate swaps
  Assets                                               $ 4.5         $ 5.9
  Liabilities                                           (5.4)         (7.6)
Futures contracts
  Assets                                                   -            .1
  Liabilities                                            (.1)          (.2)
Foreign exchange contracts
  Assets                                                 2.5           3.8
  Liabilities                                           (2.5)         (3.7)


Foreign exchange trading activities - The Company maintains open positions in various foreign exchange contracts, principally to accommodate customer demands for specific currencies. Foreign currencies are purchased and sold on a spot basis, with settlement occurring within a two day period. Addition-ally, certain forward purchase and sale agreements are entered into in order to match customer requests with settlement requirements associated with foreign markets. The Company also maintains a limited number of open positions.


The following summarizes the foreign currency trading contracts outstanding.

                                                     Notional          Fair
December 31, 1995                                      Amount         Value

                                                             in millions
Spot contracts                                           $  6           $ -
Forward contracts                                         157             -
Option contracts                                            2             -


Approximately 75% of the contracts outstanding are denominated in major currencies. All open foreign exchange contracts are marked to market on a daily basis with gains and losses recorded as a component of net trading revenues.

54

Relating to certain contracts, the Company records unrealized gains as assets and unrealized losses as liabilities on the balance sheet. Offsetting of unrealized gains and losses is recognized for multiple contracts executed with the same counterparty if a valid right and intent to set off exists. The majority of the Company's arrangements are subject to legally enforceable master netting agreements with affiliated companies which provide for the right of set off.

Note 20. Concentrations of Credit Risk


The Company enters into a variety of transactions in the normal course of business that involve both on- and off-balance sheet credit risk. Principal among these activities is lending to various commercial, institutional, governmental and individual customers. Although the Company actively participates in lending activity throughout the United States and on a limited basis abroad, credit risk is concentrated in the Northeastern United States. The ability of individual borrowers to repay is linked to the economic stability of the regions from where the loans originate, as well as the creditworthiness of the borrower. With emphasis on the Western, Central and Metropolitan regions of New York State, the Company maintains a diversified portfolio of loan assets.

In general, the Company controls the varying degrees of credit risk involved in on- and off-balance sheet transactions through specific credit policies. These policies and procedures provide for a strict approval, monitoring and reporting process.


The following table summarizes the Company's significant concentrations of credit risk at December 31, 1995.

                                                                   Off-Balance
                                                      On-Balance         Sheet
                                                           Sheet   Commitments

                                                              in millions
Consumer:
  Installment, credit card loans and leases               $3,316        $6,475
  Residential mortgages                                    3,080           420
Real estate - commercial construction and mortgage loans   1,427           137


It is the Company's policy to require collateral in support of on- and off-balance sheet transactions, when it is deemed appropriate. Varying degrees and types of collateral are secured dependent upon management's credit evaluation.

Note 21. Fair Value of Financial Instruments


The following disclosures represent the Company's best estimate of the fair value of on- and off-balance sheet financial instruments, determined on a basis consistent with the requirements as outlined in Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (FAS
107). To the extent possible, these values have been determined by reference to current market quotations. In those instances where market quotes are not available, fair values have been estimated by management based upon quoted prices for financial instruments with similar characteristics or on reasonable valuation techniques such as present value analyses using appropriate discount rates and adjustments for associated credit risk. The Company has employed

55

the following methods and assumptions to estimate the fair value of each class of financial instrument for which it is practicable to do so.

Financial instruments with carrying value equal to fair value - The carrying value of certain financial assets including cash and due from banks, interest bearing deposits with banks, federal funds sold and securities purchased under resale agreements, accrued interest receivable, and customers' acceptance liability and certain financial liabilities including short-term borrowings, interest, taxes and other liabilities and acceptances outstanding, as a result of their short-term nature, carrying value is considered to be equal to fair value.

Securities and trading assets - For securities, fair value has been based upon current market quotations, where available. If quoted market prices are not available, fair value has been estimated based upon the quoted price of similar instruments.

Loans - The fair value of the performing loan portfolio has been determined principally based upon a discounted analysis of the anticipated cash flows, adjusted for expected credit losses. The loans have been grouped to the extent possible, into homogeneous pools, segregated by maturity and the weighted average maturity and average coupon rate of the loans within each pool calculated. Depending upon the type of loan involved, maturity assumptions have been based on either contractual or expected maturity.

Pursuant to the valuation methodology, credit risk has been factored into the present value analysis of cash flows associated with each loan type, by allocating the allowance for credit losses. The allocated portion of the allowance, adjusted by a present value factor based upon the timing of expected losses, has been deducted from the gross cash flows prior to performing the present value calculation.

As a result of the allocation of the allowance to adjust the anticipated cash flows for credit risk, a published interest rate that equates as closely as possible to a "risk-free" or "low-risk" loan has been selected for the purpose of discounting the commercial loan portfolio, adjusted for a liquidity factor where appropriate.

Consumer loans have been discounted at the estimated rate of return an investor would demand for the product, without regard to credit risk. This rate has been formulated based upon reference to current market rates. The fair value of the residential mortgage portfolio has been determined by reference to quoted market prices for loans with similar characteristics and maturities.

The portion of the allowance attributable to nonperforming loans has been deducted from carrying value to arrive at an estimate of fair value for nonperforming loans.

Intangible assets - The Company has elected not to specifically disclose the fair value of certain intangible assets. In addition, the Company has not estimated the fair value of unrecorded intangible assets associated with its own portfolio of core deposits and credit card receivables. The fair value of the Company's intangibles is believed to be significant.

56

Deposits - The fair value of demand, savings and certain money market deposits is equal to the amount payable on demand at the reporting date. For other types of deposits with fixed maturities, fair value has been estimated based upon interest rates currently being offered on deposits with similar characteristics and maturities.

Long-term debt - Fair value has been estimated based upon interest rates currently available to the Company for borrowings with similar characteristics and maturities.

The following, which is provided for disclosure purposes only, provides a comparison of the carrying value and fair value of the Company's on-balance sheet financial instruments. Fair values have been determined on a basis consistent with the requirements of FAS 107 and do not necessarily represent the amount that would be realized upon their liquidation.


                                             1995                  1994
                                     Carrying      Fair    Carrying     Fair
December 31,                            Value     Value       Value    Value

                                                      in millions
Financial assets:
  Instruments with carrying value
   equal to fair value                $ 3,421   $ 3,421     $ 3,108  $ 3,108
  Trading assets                          618       618         407      407
    Related derivatives                    (1)       (1)         (3)      (3)
  Securities                            2,620     2,620       2,082    2,022
    Related derivatives                    (6)       (6)          -        -
  Loans, net of allowance for
   loan losses                         13,385    13,534      12,622   12,351
    Related derivatives                    39        (6)          -        -
Financial liabilities:
  Instruments with carrying value
   equal to fair value                  2,817     2,817       2,963    2,963
  Deposits:
   Without fixed maturities            10,667    10,667       9,318    9,318
   Fixed maturities                     4,663     4,638       4,463    4,381
  Long-term debt                          710       725         713      718


The above table excludes $155,750,000 notional value interest rate floors with a fair value of $857,000 associated with mortgage servicing rights and $135,818,000 of notional value customer facilitation interest rate swaps with a fair value of $17,000 which are outside of the scope required in this footnote.

The amounts reported for 1995 include the carrying value and fair value of derivatives used for asset-liability management activities. Derivatives associated with loans are hedging interest rate risk on certain variable rate commercial loans and fixed rate residential mortgage assets. The fair value of the related derivatives hedging the market value of securities available for sale is included in determining the net unrealized gain on securities reported as a separate component of shareholders' equity.

57

In 1994, the Company did not disclose the linkage between on-balance sheet assets carried at historical cost and the related derivative contracts even though these contracts were effectively hedging the associated interest rate risk. The carrying value of derivatives used for asset-liability management was included in other assets and other liabilities.

The fair value of derivative financial instruments is disclosed in Note 19, Derivative Financial Instruments.

The notional amount of off-balance sheet commitments to extend credit, standby letters of credit and financial guarantees, is considered equal to fair value. Due to the uncertainty involved in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value that differs from the notional value of the commitment. Further detail with respect to off-balance sheet financial instruments is provided in Note 18, Financial Instruments With Off-Balance Sheet Risk.


Note 22. Financial Statements of HSBC Americas, Inc. (parent)


Condensed financial statements of HSBC Americas, Inc., the parent company only follow.

Balance Sheet
December 31,                                             1995          1994

                                                            in thousands
Assets:
Cash and due from banks                            $      389    $      466
Interest bearing deposits with banking subsidiary   1,278,400     1,465,200
Securities available for sale                          34,810        35,459
Loans (net of allowance for loan losses of $128
 and $228)                                             77,915       127,818
Receivable from subsidiaries                          105,456       112,911
Investment in subsidiaries at amount of their
 net assets:
    Banking                                         1,645,364     1,454,804
    Other                                              66,008       187,747
Other assets                                           76,089        62,837

Total assets                                       $3,284,431    $3,447,242

Liabilities:
Interest, taxes and other liabilities              $   16,155    $   14,322
Short-term borrowings                               1,022,090     1,226,152
Long-term debt                                        549,320       549,320

Total liabilities                                   1,587,565     1,789,794
Shareholders' equity*                               1,696,866     1,657,448

Total liabilities and shareholders' equity         $3,284,431    $3,447,242


* See Consolidated Statement of Changes in Shareholders' Equity, page 30.


58


Statement of Income
Year Ended December 31,                               1995          1994          1993

                                                         in thousands
Income:
  Dividends from bank subsidiaries                $      -     $ 150,000     $       -
  Dividends from other subsidiaries                    661        30,500         1,350
  Interest from subsidiaries                        49,150        22,490        16,103
  Other interest income                              8,354        10,461         8,406
  Securities transactions                           12,335         7,853        11,010
  Other income                                          (5)        9,618         3,780

Total income                                        70,495       230,922        40,649

Expenses:
  Interest (including $4, $5,187
   and $6,822 paid to subsidiaries)                 64,595        47,638        43,620
  Other expenses                                     5,046         4,624         2,415

Total expenses                                      69,641        52,262        46,035

Income (loss) before taxes, cumulative
 effect of change in accounting
 principle and equity in undistributed
 income (loss) of subsidiaries                         854       178,660        (5,386)
Income taxes (benefit)                               1,631          (118)        5,430

Income (loss) before cumulative effect
 of change in accounting principle
 and equity in undistributed income (loss)
 of subsidiaries                                      (777)      178,778       (10,816)
Equity in undistributed income (loss)
 of subsidiaries before cumulative effect
 of change in accounting principle                 284,361      (215,743)     (219,209)

Income (loss) before cumulative effect
 of change in accounting principle                 283,584       (36,965)     (230,025)
Cumulative effect of change in
 accounting principle                                    -             -        40,000

Net income (loss)                                 $283,584     $ (36,965)    $(190,025)


59


Statement of Cash Flows
Year Ended December 31,                               1995        1994        1993

                                                             in thousands
Cash flows from operating activities:
  Net income (loss)                              $ 283,584 $   (36,965)  $(190,025)
  Adjustments to reconcile net income (loss)
   to net cash provided (used) by
   operating activities:
    Depreciation and amortization                    3,012       3,035         578
    Net change in other accrued accounts               496      (6,901)     41,576
    Undistributed (income) loss of subsidiaries   (284,361)    215,743     179,209
    Other, net                                      (9,146)    (31,135)    (19,387)

      Net cash provided (used) by
       operating activities                         (6,415)    143,777      11,951

Cash flows from investing activities:
  Net change in interest bearing
   deposits with banks                             186,800  (1,082,866)    (24,000)
  Purchases of securities                           (8,881)       (350)    (42,220)
  Sales of securities                               23,185      13,458      67,334
  Net change in other short-term loans              50,000           -     (50,000)
  Principal collected on long-term loans             9,554     579,708     438,789
  Long-term loans made to customers                 (3,139)   (553,620)   (380,916)
  Investment in banking subsidiary                 125,000    (150,000)   (200,000)
  Investment in nonbanking subsidiaries, net       118,079      65,150     (97,503)
  Proceeds from transfer of affiliate
   to parent                                           145      40,105           -
  Other, net                                       (16,787)     27,721      13,199

      Net cash provided (used) by
       investing activities                        483,956  (1,060,694)   (275,317)

Cash flows from financing activities:
  Net change in short-term borrowings             (204,062)  1,045,208      (8,528)
  Repayment of long-term debt                            -    (122,000)          -
  Capital contributions from parent, net          (117,683)    100,000     270,000
  Dividends paid                                  (155,873)   (105,873)     (5,873)

      Net cash provided (used) by
       financing activities                       (477,618)    917,335     255,599

Net change in cash and due from banks                  (77)        418      (7,767)
Cash and due from banks at beginning of year           466          48       7,815

Cash and due from banks at end of year           $     389  $      466   $      48


Supplementary data
  Interest paid                                  $  66,850  $   45,901   $  43,641
  Taxes paid                                        21,687      10,772         940


The Bank is subject to legal restrictions on certain transactions with its nonbank affiliates in addition to the restrictions on the payment of dividends by the Bank to the Company (see Note 13). Restricted net assets of consolidated subsidiaries were $1,645,364,000 at December 31, 1995.


60